Moody National REIT II, Inc. 8-K

Exhibit 10.1

TERM LOAN AGREEMENT

DATED AS OF SEPTEMBER 27, 2017

by and among

MOODY NATIONAL OPERATING PARTNERSHIP II, LP,

a Delaware limited partnership,

AS BORROWER,

MOODY NATIONAL REIT II, INC.,

a Maryland corporation,

AS REIT GUARANTOR

VARIOUS SUBSIDIARIES OF THE BORROWER

AS GUARANTORS

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION, AS AGENT, and

KEYBANC CAPITAL MARKETS, AS LEAD ARRANGER

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION	1
§1.1 Definitions	1
§1.2 Rules of Interpretation	25
§2. THE CREDIT FACILITY	26
§2.1 Commitment to Lend	26
§2.2 Notes	26
§2.3 Interest on the Loan	26
§2.4 [Intentionally Omitted]	27
§2.5 [Intentionally Omitted]	27
§2.6 Use of Proceeds	27
§2.7 Extension of Maturity Date	27
§3. REPAYMENT OF THE LOAN	28
§3.1 Stated Maturity	28
§3.2 Mandatory Prepayments	28
§3.3 Optional Prepayments	28
§3.4 Partial Prepayments	29
§3.5 Effect of Prepayments	29
§4. CERTAIN GENERAL PROVISIONS	29
§4.1 Conversion Options	29
§4.2 Fees	30
§4.3 [Intentionally Omitted.]	30
§4.4 Funds for Payments	30
§4.5 Computations	32
§4.6 Suspension of LIBOR Rate Loans	32
§4.7 Illegality	33
§4.8 Additional Interest	33
§4.9 Additional Costs, Etc.	33
§4.10 Capital Adequacy	34
§4.11 Breakage Costs	34
§4.12 Default Interest; Late Charge	34
§4.13 Certificate	35
§4.14 Limitation on Interest	35
§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders	35
§4.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	36
§5. COLLATERAL SECURITY	37
§5.1 Collateral	37
§5.2 Appraisals; Adjusted Value	37
§5.3 Release of Collateral	37
§6. REPRESENTATIONS AND WARRANTIES	38
§6.1 Corporate Authority, Etc.	38
§6.2 Governmental Approvals	39
§6.3 Title to Mortgaged Properties	39
§6.4 Financial Statements	39
§6.5 No Material Changes	40

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§6.6 Franchises, Patents, Copyrights, Etc.	40
§6.7 Litigation	40
§6.8 No Material Adverse Contracts, Etc.	40
§6.9 Compliance with Other Instruments, Laws, Etc.	40
§6.10 Tax Status	40
§6.11 No Event of Default	41
§6.12 Investment Company Act	41
§6.13 Absence of UCC Financing Statements, Etc.	41
§6.14 Setoff, Etc.	41
§6.15 Certain Transactions	41
§6.16 ERISA	41
§6.17 Disclosure	42
§6.18 Trade Name; Place of Business	42
§6.19 Regulations T, U and X	42
§6.20 Environmental Compliance	43
§6.21 Leases	44
§6.22 Property	45
§6.23 Brokers	45
§6.24 Other Debt	45
§6.25 Solvency	45
§6.26 No Bankruptcy Filing	46
§6.27 No Fraudulent Intent	46
§6.28 Transaction in Best Interests of Credit Parties; Consideration	46
§6.29 Anti-Corruption; Sanctions	46
§6.30 REIT Status	46
§6.31 Insurance	47
§6.32 Subsidiaries; Organizational Structure	47
§6.33 Compliance with Law	47
§7. AFFIRMATIVE COVENANTS	47
§7.1 Punctual Payment	47
§7.2 Maintenance of Office	47
§7.3 Records and Accounts	47
§7.4 Financial Statements, Certificates and Information	47
§7.5 Notices	50
§7.6 Existence; Maintenance of Properties	51
§7.7 Insurance; Condemnation	52
§7.8 Taxes	56
§7.9 Inspection of Properties and Books	56
§7.10 Compliance with Laws, Contracts, Licenses, and Permits	56
§7.11 Further Assurances	57
§7.12 Management	57
§7.13 Leases of the Property	57
§7.14 Business Operations	57
§7.15 Registered Servicemark	57
§7.16 Ownership of Real Estate	58
§7.17 Net Equity	58

§7.18 Deposit Accounts, Cash Management; Reserves	58
§7.19 Keepwell	61
§7.20 Rate Cap	61
§7.21 REIT Status	61
§7.22 Hotel Documents	61
§7.23 Capital Event	63
§7.24 Ownership of Borrower	63
§7.25 Fees to Affiliates	63
§8. NEGATIVE COVENANTS	63
§8.1 Restrictions on Indebtedness	63
§8.2 Restrictions on Liens, Etc.	64
§8.3 Restrictions on Investments	65
§8.4 Merger, Consolidation; Acquisitions	65
§8.5 Sale and Leaseback	66
§8.6 Compliance with Environmental Laws	66
§8.7 Distributions	67
§8.8 Restriction on Prepayment of Indebtedness	67
§8.9 Zoning and Contract Changes and Compliance	68
§8.10 Derivatives Contracts	68
§8.11 Transactions with Affiliates	68
§8.12 Asset Sales	68
§9. FINANCIAL COVENANTS	68
§9.1 Consolidated Leverage Ratio	68
§9.2 Fixed Charge Coverage Ratio	69
§9.3 Consolidated Tangible Net Worth	69
§9.4 Net Equity	69
§10. CLOSING CONDITIONS	69
§10.1 Loan Documents	69
§10.2 Certified Copies of Organizational Documents	69
§10.3 Resolutions	69
§10.4 Incumbency Certificate; Authorized Signers	69
§10.5 Opinion of Counsel	69
§10.6 Insurance	70
§10.7 Performance; No Default	70
§10.8 Representations and Warranties	70
§10.9 Proceedings and Documents	70
§10.10 Eligible Real Estate Qualification Documents	70
§10.11 Compliance Certificate	70
§10.12 Appraisals	70
§10.13 Consents	70
§10.14 Financial Statements	70
§10.15 Rate Cap	71
§10.16 Hotel Agreements	71
§10.17 Master Lease Subordination Agreements	71
§10.18 Settlement Statements	71
§10.19 Unrestricted Cash	71

§10.20 Acquisition	71
§10.21 Material Change	71
§10.22 Reserves	71
§10.23 Accounts	71
§10.24 Fees	72
§10.25 Other	72
§11. INTENTIONALLY DELETED	72
§12. EVENTS OF DEFAULT; ACCELERATION; ETC.	72
§12.1 Events of Default and Acceleration	72
§12.2 Remedies	75
§12.3 Distribution of Collateral Proceeds	75
§13. SETOFF	76
§14. THE AGENT	76
§14.1 Authorization	76
§14.2 Employees and Agents	77
§14.3 No Liability	77
§14.4 No Representations	77
§14.5 Payments	78
§14.6 Holders of Notes	78
§14.7 Indemnity	78
§14.8 Agent as Lender	78
§14.9 Resignation	79
§14.10 Duties in the Case of Enforcement	79
§14.11 Bankruptcy	80
§14.12 Request for Agent Action	80
§14.13 Reliance by Agent	80
§14.14 Approvals	81
§14.15 Credit Parties Not Beneficiary	81
§14.16 Defaulting Lenders	81
§14.17 Reliance on Hedge Provider	83
§15. EXPENSES	83
§16. INDEMNIFICATION	84
§17. SURVIVAL OF COVENANTS, ETC.	84
§18. ASSIGNMENT AND PARTICIPATION	85
§18.1 Conditions to Assignment by Lenders	85
§18.2 Register	85
§18.3 New Notes	85
§18.4 Participations	86
§18.5 Pledge by Lender	86
§18.6 No Assignment by Credit Parties	87
§18.7 Disclosure	87
§19. NOTICES	88
§20. RELATIONSHIP	89
§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	89
§22. HEADINGS	89
§23. COUNTERPARTS	89

§24. ENTIRE AGREEMENT, ETC.	90
§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	90
§26. DEALINGS WITH THE CREDIT PARTIES	90
§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.	91
§28. SEVERABILITY	91
§29. TIME OF THE ESSENCE	91
§30. NO UNWRITTEN AGREEMENTS	91
§31. REPLACEMENT NOTES	92
§32. NO THIRD PARTIES BENEFITED	92
§33. PATRIOT ACT	92
§34. [Intentionally Omitted.]	92
§35. [Intentionally Omitted.]	92
§36. ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF CREDIT PARTIES	92
§36.1 Attorney-in-Fact	93
§36.2 Waiver of Automatic or Supplemental Stay	93
§36.3 Waiver of Defenses	93
§36.4 Waiver	95
§36.5 Subordination	95
§37. ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS	96

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE
Exhibit B	INTENTIONALLY DELETED
Exhibit C	FORM OF CONVERSION/CONTINUATION REQUEST
Exhibit D	INTENTIONALLY DELETED
Exhibit E	INTENTIONALLY DELETED
Exhibit F	FORM OF COMPLIANCE CERTIFICATE
Exhibit G	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit NCF	NET CASH FLOW SPREADSHEET
Exhibit 2.6	ACQUISITION SOURCES AND USES
Exhibit 7.17(a)(i)	MORTGAGED PROPERTY ACCOUNT DISBURSEMENTS
Exhibit 7.18	FF&E/PIP DISBURSEMENTS
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.1-B	COLLATERAL – DISTRIBUTION INTEREST PLEDGES
Schedule 1.1-C	COLLATERAL – OWNERSHIP INTEREST PLEDGES
Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS
Schedule 6.7	PENDING LITIGATION
Schedule 6.15	CERTAIN TRANSACTIONS
Schedule 6.20	REQUIRED ENVIRONMENTAL ACTIONS
Schedule 6.22	LEASES AND HOTEL LEASES
Schedule 6.24	MATERIAL AGREEMENTS
Schedule 6.32	SUBSIDIARIES
Schedule PIP	PROPERTY IMPROVEMENT PLANS

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT is made as of the 27th day of September, 2017 (the “Closing Date”), by and among MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (“Borrower”), MOODY NATIONAL REIT II, INC., a Maryland corporation (“REIT”), and various Subsidiaries of the Borrower as guarantors (individually, each a “Guarantor” and collectively, the “Guarantors”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent for the Lenders (the “Agent”).

R E C I T A L S

WHEREAS, Borrower has requested that the Lenders provide a term loan to Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such term loan to Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1         Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

“Account” See §7.18(a).

“Account Pledge Agreement” Each account pledge agreement and/or control agreement, between a Credit Party and Agent.

“Acquisition” See §2.6.

“Adjusted Consolidated EBITDA” Consolidated EBITDA less (i) Deemed FF&E Reserves, (ii) Management Fees and (iii) franchise fees (to the extent not already included in Consolidated EBITDA) adjusted on a pro forma basis, in a manner satisfactory to Agent, to account for Real Estate acquired or sold during the applicable period.

“Adjusted Net Operating Income” means, the Net Operating Income with respect to each Hotel Property less the Deemed FF&E Reserve for such property.

“Advisor” Moody National Advisor II, LLC, a Delaware limited liability company or such other entity that is 100% owned and controlled by Brett C. Moody.

“Affiliate” An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other Equity Interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other Equity Interests of such Person.

“Agent” KeyBank National Association, a national banking association, acting as administrative agent for the Lenders, and its successors and assigns.

“Agent’s Head Office” The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

“Agent’s Special Counsel” Riemer & Braunstein LLP or such other counsel as selected by Agent.

“Agreement” This Term Loan Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

“Agreement Regarding Fees” See §4.2.

“Allocable Principal Balance” See §37(b).

“Amortization Payment” See §7.18(c)(v).

“Anti-Corruption Laws” All laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption.

“Applicable Contribution” See §37(d).

“Applicable Law” All applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, condominiums, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

“Applicable Margin” The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below:

LIBOR Rate Loans – 7.25%

Base Rate Loans – 6.25%

Provided, that at such time as (the outstanding principal balance of the Loan shall not exceed the lesser of (i) the Mortgaged Assets Mortgageability Amount or (ii) an amount which would result in a Mortgaged Assets Leverage Ratio of percent (60%), then the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be reduced to the percentages as set forth below:

LIBOR Rate Loans – 3.95%

Base Rate Loans – 2.95%

“Appraisal” An MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser selected by the Agent who is not an employee of any Credit Party, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

“Appraised Value” The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate.

“Approved Fund” Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arranger” KeyBanc Capital Markets or any successor thereto.

“Assignment and Acceptance Agreement” See §18.1.

“Assignment of Contracts” Each collateral assignment and security agreement in respect of contracts, licenses and permits from the Borrower or a Subsidiary Guarantor to the Agent now or hereafter delivered to secure the Obligations, as may be modified or amended.

“Assignment of Leases and Rents” Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor to the Agent now or hereafter delivered to secure the Obligations, as may be modified or amended.

“Assignment of Management Agreement” Each assignment of management agreement from the Borrower or a Subsidiary Guarantor to the Agent, acknowledged by the property manager of the applicable Mortgaged Property, now or hereafter delivered to secure the Obligations, as may be modified or amended.

“Authorized Officer” Any of the following Persons: Brett C. Moody, Richard W. Engel, and such other Persons as Borrower shall designate in a written notice to Agent.

“Bail-In Action” The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Date” March 31, 2017.

“Bankruptcy Code” Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Base Rate” The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) the then applicable LIBOR for a one month Interest Period plus one percent (1.00%), or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

“Base Rate Loans” Loans bearing interest calculated by reference to the Base Rate.

“Borrower” As defined in the Preamble hereto.

“Breakage Costs” The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of a LIBOR Rate Loan prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of a Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which such Borrower has elected a LIBOR Rate Loan.

“Building” With respect to each Mortgaged Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day” Any day on which federally-insured banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

“Capital Event” means, (a) the sale or financing of any Credit Party’s or any of its Subsidiaries’ assets including Equity Interests or Real Estate (but, for the avoidance of doubt, excluding (i) the issuance by REIT of its common shares, (ii) the issuance by Borrower of units in exchange for interests in real property, (iii) the issuance of Equity Interests by the Borrower to the REIT, or by Subsidiaries of the Borrower to the Borrower or to another Subsidiary, and (iv) issuances of Equity Interests of any Subsidiary of Borrower in exchange for interests in real property), and (b) the refinancing of any Credit Party’s or any of its Subsidiaries’ Indebtedness, or (c) the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to any Mortgaged Property owned by a Credit Party or its Subsidiary by reason of fire or other hazard or casualty or any condemnation for public use of any Mortgaged Property.

“Capitalized Lease” A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalents” As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

“CERCLA” The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

“Change in Law” The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” A Change of Control shall exist upon the occurrence of any of the following:

(a)                   Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least twenty percent (20%);

(b)                   As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of the REIT consists of individuals who were not either (i) directors or trustees of REIT as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of Trustees of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of Trustees, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above;

(c)                   REIT shall fail to own, directly or indirectly, 90% of the economic, voting and beneficial Equity Interests in and control the day to day management and policies of Borrower;

(d)                   Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, 100% (with the exception of the limited economic interests held by certain third parties in certain Subsidiaries) of the economic, voting and beneficial Equity Interests of each Subsidiary Guarantor; or

(e)                   Borrower no longer exercises day to day control of the management and operations of each Subsidiary Guarantor.

“Closing Date” As defined in the Preamble.

“Code” The Internal Revenue Code of 1986, as amended.

“Collateral” All of the property, rights and interests of the Credit Parties that are subject to the security interests, security title, liens, pledges and mortgages created by the Security Documents, including, without limitation, the Mortgaged Properties.

“Collected Taxes” shall mean any sales, use or occupancy taxes collected by Borrower, a Mortgaged Property Owner, Master Tenant and/or Manager.

“Collection Account” See §7.18(b).

“Comfort Letter” See §10.17.

“Commitment” With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to the Borrower.

“Commitment Percentage” With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Commodity Exchange Act” The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Common Distribution Reserve” See §7.18(c)(vi).

“Compliance Certificate” See §7.4(d).

“Condemnation Proceeds” All compensation, awards, damages, judgments and proceeds awarded to a Credit Party by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

“Consolidated” With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined and reported on a consolidating and consolidated basis in accordance with GAAP.

“Consolidated EBITDA” For the REIT and its Consolidated Subsidiaries, consolidated net income for a rolling four quarter period, adjusted by (x) adding thereto (i) to the extent actually deducted in determining said Consolidated Net Income, Consolidated Interest Expense, minority interest and provision for income taxes for such period (excluding, however, Consolidated Interest Expense and income taxes attributable to unconsolidated Subsidiaries of the REIT and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated Net Income for such period, and (iii) any non-recurring non-cash charges in such period to the extent that (A) such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of the REIT (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) same were deducted in determining Consolidated Net Income for such period, and (y) subtracting therefrom, to the extent included in determining Consolidated Net Income for such period, the amount of non-recurring non-cash gains during such period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding real property) in the ordinary course of business. “Consolidated EBITDA” shall be adjusted to include only the REIT’s or its Subsidiaries’ pro-rata share of EBITDA from any unconsolidated joint venture.

“Consolidated Fixed Charges” With respect to any period, for the REIT and its Consolidated Subsidiaries, the sum (without duplication) of for a rolling four quarter period (i) Consolidated Interest Expense for such period, plus (ii) the scheduled principal amount of all amortization payments (but not final balloon payments at maturity or Amortization Payments required hereunder) for such period on all indebtedness of the REIT and its Consolidated Subsidiaries; plus (iii) distributions on any preferred partnership units or preferred stock payable by the Borrower for such period and distributions made by the Borrower in such period for the purpose of paying dividends on preferred shares issued by the REIT. “Consolidated Fixed Charges” shall include the pro-rata share of fixed charges from any unconsolidated joint venture. “Consolidated Fixed Charges” for the period shall be adjusted on a proforma basis to account for properties acquired or sold in the period in a manner satisfactory to the Agent.

“Consolidated Indebtedness” At any time, all Indebtedness of the REIT and its consolidated Subsidiaries; Consolidated Indebtedness shall include the pro-rata share of indebtedness from any unconsolidated joint venture.

“Consolidated Interest Expense” For a rolling four quarter period with respect to REIT and its Subsidiaries, without duplication, interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan.

“Consolidated Leverage Ratio” As of any date of determination, Consolidated Indebtedness divided by Consolidated Total Asset Value, expressed as a percentage.

“Consolidated Net Cash Flow” means the net cash flow of the REIT (subject to the terms of any underlying debt documents) as determined on a monthly basis as provided in Exhibit NCF to be submitted by the Borrower to the Agent under §7.4.

“Consolidated Tangible Net Worth” Consolidated Total Asset Value less Consolidated Indebtedness.

“Consolidated Total Asset Value” means unrestricted and restricted cash of the Borrower plus the Hotel Asset Value.

“Conversion/Continuation Request” A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1 in the form of Exhibit C attached hereto.

“Contribution” See §37(b).

“Credit Party(ies)” Individually and collectively, as the context so requires, the Borrower and the Guarantor.

“Debt Service Coverage Ratio” means the ratio of Adjusted Net Operating Income attributable to the Hotel Properties on an aggregate basis for the most recently ended trailing twelve (12) month period to Implied Debt Service Charge.

“Deemed FF&E Reserve” An FF&E reserve equal to four percent (4%) of Gross Hotel Revenues.

“Default” See §12.1.

“Default Rate” See §4.12.

“Defaulting Lender” Subject to §14.16, any Lender that (a) has failed to (i) fund all or any portion of its Loan within two Business Days of the date the Loan was required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §14.16) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.

“Defaulting Guarantor” See §37(c).

“Depository Bank” See §7.18(a).

“Derivatives Contract” Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and the Rate Cap), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement of a similar type published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement applicable to such Derivatives Contract(s), (a) for any date on or after the date such Derivatives Contracts have been closed out or terminated and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market quotations or other valuations provided by any recognized dealer in, or the counterparty to, such Derivatives Contract(s) (which, in either case, may include the Agent or any Lender).

“Designated Jurisdiction” Any country or territory to the extent that such country or territory itself is the subject of any Sanction and with which dealings are prohibited for a Credit Party under such Sanction.

“Distribution Interest Pledges” The Pledge and Security Agreement (Distribution Interests) from each of (i) Borrower, (ii) the REIT, and (iii) each Subsidiary Guarantor, and (iv) any Subsidiary of Borrower which has an intervening ownership interest in another Subsidiary of Borrower, respectively, as pledgor to the Agent for the benefit of the Lenders respecting the “Collateral” as therein defined and described, including, without limitation, all “Distributions” (as therein defined) with respect to the “Ownership Interests” (as defined therein) of each pledgor in the Equity Interests of its Subsidiaries, respectively, without duplication, for whom such pledgor is not able (and/or is prohibited) to grant an Ownership Interest Pledge with respect to such Ownership Interests and is able to grant a Distribution Interest Pledge in respect thereof (each as reasonably determined in good faith), whether now existing or hereafter arising, as further provided therein, respectively, now or hereafter delivered to secure the Obligations, as the same may be modified or amended. The initial Collateral granted pursuant to the Distribution Interest Pledges as of the Closing Date is detailed on Schedule 1.1-B.

“Dollars” or “$.” Dollars in lawful currency of the United States of America.

“Domestic Lending Office” Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

“Drawdown Date” The date on which the Loan is made or is to be made, and the date on which the Loan is converted in accordance with §4.1.

“EEA Financial Institution” (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent and, if no Event of Default exists, Borrower (in each case, such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, no Credit Party nor any Affiliate thereof shall be an Eligible Assignee.

“Eligible Real Estate Qualification Documents” See Schedule 1.2 attached hereto.

“Employee Benefit Plan” Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Credit Party or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Engineer” Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters as is/are acceptable to the Agent in its reasonable discretion.

“Environmental Laws” As defined in the Indemnity Agreements.

“Equity Interests” With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein).

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests, but shall specifically exclude any issuance by a Person of any Equity Interest in any Person in exchange for a contribution of real property or Equity Interests in another Person, or any other non-cash consideration.

“ERISA” The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“ERISA Affiliate” Any Person which is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code.

“ERISA Reportable Event” A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

“EU Bail-In Legislation Schedule” The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” See §12.1.

“Excluded Swap Obligation” With respect to any Credit Party, any Hedge Obligation of another Credit party as to which such Credit party is jointly and severally or otherwise liable (as a Borrower or as a Guarantor) pursuant to the terms of this Agreement or any other Loan Document if, and to the extent that, the incurrence of Obligations by such Credit party in respect of such Hedge Obligation, or the grant under a Loan Document by such Borrower of a security interest to secure such Hedge Obligation (or any guaranty thereof), is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof, including under any applicable CFTC Regulation) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell,” support or other agreement for the benefit of such Credit party and any and all guarantees of, or other credit support for, any Hedge Obligation provided by other Credit Parties as further provided in §7.18) at the time such Credit party becomes jointly and severally or otherwise liable with respect to such Hedge Obligation or grants a security interest to secure same. If a Hedge Obligation arises under a Derivatives Contract governing more than one Hedge Obligation, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to a Derivatives Contract for which such Hedge Obligation or security interest becomes illegal.

“Existing Debt Service” Principal and interest payments related to in-place Indebtedness as of Closing Date, exclusive of balloon payments and the Loan.

“Existing Mortgage Debt” Collectively, (i) the existing first mortgage debt provided by CitiGroup Global Markets Realty Corp. and secured by the Fort Worth Property, and (ii) the existing first mortgage debt provided by German American Capital Corporation and secured by the Lyndhurst Property.

“Extension Request” See §2.7(a).

“Extraordinary Expenses” shall mean extraordinary operating expenses or capital expenses not set forth in a related approved annual budget for the applicable Mortgaged Property approved by Agent following Borrower’s written request (which request shall contain a reasonably detailed explanation of such proposed Extraordinary Expenses), which approval shall not be unreasonably withheld, conditioned or delayed unless an Event of Default exists.

“FATCA” See §4.4(b).

“Federal Funds Effective Rate” For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“FF&E” All fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on any Real Estate or used in connection with the use, occupancy, operation and maintenance of all or any part of any Real Estate.

“FF&E Cost Items” Costs and expenses to be incurred by a Credit Party in connection with the replacement of FF&E including in the guest rooms, hallways, lobby, parking facilities and other public areas accessible by the public for regular use, and such other similar items as Agent may approve from time to time in its reasonable discretion.

“FF&E Reserve” See §7.18(c)(iii).

“Financing Notice” See §38.1.

“Financing Proposal” See §38.1.

“Fort Worth Property” The 95 room TownPlace Suites hotel located at 4200 International Plaza, Fort Worth, Texas.

“Franchise Agreement” or “Franchise Agreements”. Individually or collectively as the context may imply: (i) that certain Courtyard by Marriott Relicensing Franchise Agreement by and between Marriott International, Inc., and Moody National CY Lyndhurst MT, LLC, a Delaware limited liability company dated September [___], 2017; and (ii) that certain TownePlace Suites by Marriott Relicensing Franchise Agreement by and between Marriott International, Inc. and Moody National International-Fort Worth MT, LLC, a Delaware limited liability company dated December 18, 2015, as amended by Amendment to Towneplace Suites by Marriott Relicensing Franchise Agreement dated March 30, 2017 and Amendment to Towneplace Suites by Marriott Relicensing Franchise Agreement dated September [___], 2017.

“Fund” Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Available for Distribution” means excess cash flow from operations (EBITDA) after all Fixed Charges and recurring capital expenditures.

“Funding Guarantor” See §37(b).

“GAAP” Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied.

“Governmental Authority” The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Hotel Revenues” All revenues and receipts derived from operating a property including but not limited to: income (before commissions and discounts for prompt or cash payments) from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals; net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from sale of furniture, fixtures and equipment no longer necessary to the operation); service charges not distributed to employees in lieu of gratuities; and proceeds from business interruption or other loss of income insurance. Gross Hotel Revenues shall not include gratuities to employees; federal state, or municipal excise, sales, use or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; other insurance proceeds; condemnation proceeds; or any proceeds from any sale of properties.

“Guaranteed Pension Plan” Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Credit Party or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantor” means, collectively or individually as the context may imply, (a) the REIT, and (b) each Subsidiary Guarantor.

“Hazardous Substances” As defined in the Indemnity Agreements.

“Hedge Obligations” As may be applicable at any time, all obligations of Borrower to any Lender Hedge Provider to make any payments (including termination payments) under any Derivatives Contract with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure (including without limitation, the Rate Cap), and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

“Hotel Asset Value” means the Appraised Value of the hotel Real Estate owned (directly or indirectly) by the Credit Parties.

“Hotel Documents” The Franchise Agreements, Hotel Leases and Management Agreements.

“Hotel Lease” or “Hotel Leases” Individually or collectively as the context may imply, that certain Second Amended and Restated Master Lease Agreement by and between Moody National 1 Polito Lyndhurst Holding, LLC, a Delaware limited liability company, and Moody National CY Lyndhurst MT, LLC, a Delaware limited liability company, dated [July 31], 2017 and that certain Amended and Restated Hotel Lease Agreement by and between Moody National International-Fort Worth Holding, LLC, a Delaware limited liability company, and Moody National International-Fort Worth MT, LLC, a Delaware limited liability company, dated [July 31], 2017.

“Hotel Property” or “Hotel Properties” Individually or collectively as the context may require, the Lyndhurst Property and the Fort Worth Property.

“Hotel Property Owner” or “Hotel Property Owners” Individually or collectively as the context may require, Moody National 1 Polito Lyndhurst Holding, LLC, a Delaware limited liability company, and Moody National International-Fort Worth Holding, LLC, a Delaware limited liability company.

“Hotel Transactions” (i) Occupancy arrangements for customary hotel transactions in the ordinary course of a Credit Party’s or Master Tenant’s business conducted at the Mortgaged Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services, and (ii) informational or guest services that are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

“Implied Debt Service” On any date of determination, a hypothetical annual principal and interest payment on a loan amount equal to the then aggregate outstanding principal amount of the Loan, with interest accruing at an interest rate equal to (a) the greatest of (1) six percent (6.0%), or (2) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent plus two and one half percent (2.50%), and (b) principal amortizing over thirty (30) years.

“Indebtedness” With respect to a Person, at the time of computation thereof, all of the following (without duplication) on a Consolidated basis all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent or joint or several) of such Person in respect of: the sum of (without duplication) (i) all indebtedness (including principal, interest, fees and charges) for borrowed money (including obligations evidenced by bonds, notes or similar instruments) and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum) and reimbursement obligations with respect to letters of credit or acceptances, (ii) the aggregate amount of all Capitalized Lease liabilities, (iii) all indebtedness of the types described in clause (i) or (ii) of this definition of persons other than REIT and its consolidated Subsidiaries secured by any lien on any property owned by REIT or any of its consolidated Subsidiaries, whether or not such indebtedness has been assumed by such person (provided that, if the person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such lien relates, as determined in good faith by such person), (iv) all contingent obligations, (v) obligations under forward equity commitments and Off-Balance Sheet Obligations and (vi) the Derivative Termination Value (if negative) of all indebtedness in respect of Derivatives Contracts. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, and shall be adjusted to remove (a) the impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, and (b) any potential or actual impact from the Financial Accounting Standards Board Accounting Standard-Leases (ASC 842) issued February 25, 2016.

“Indemnity Agreements” The Environmental Indemnity regarding Hazardous Substances made by the Borrower and each Guarantor in favor of the Agent and the Lenders, as the same may be modified or amended.

“Initial Maturity Date” shall mean September [___], 2018, or such earlier date on which the Loan becomes due and payable pursuant to the terms hereof.

“Insurance Proceeds” All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

“Interest Payment Date” The tenth (10th) day of each calendar month.

“Interest Period” With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter (subject to availability from each Lender), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)       if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii)       if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)       any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)       no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

“Interpolated Rate” At any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) LIBOR for the longest period for which the LIBOR is available that is shorter than the Impacted Interest Period; and (b) the LIBOR for the shortest period for which that LIBOR is available that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

“KeyBank” As defined in the preamble hereto.

“Leases” Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate, excluding, for the purposes hereof, all Hotel Transactions.

“Lender” Collectively, the Lenders which have a Commitment.

“Lenders” KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18), the initial Lenders being identified on Schedule 1.1 hereto.

“Lender Hedge Provider” As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender, the Agent or an Affiliate thereof.

“LIBOR” For any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by ICE Benchmark Administration (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Lender, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Lender to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“LIBOR Business Day” Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

“LIBOR Lending Office” Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

“LIBOR Rate Loans” Loans bearing interest calculated by reference to LIBOR.

“Lien” See §8.2.

“Loan” or “Loans” An individual loan or the aggregate loans, as the case may be in the maximum principal amount of Seventy Million and 00/100 Dollars ($70,000,000.00) to be made by the Lenders hereunder as more particularly described in §2.

“Loan Documents” This Agreement, the Notes, the Security Documents, the Indemnity Agreement, the Subordination and Attornment Agreements, comfort letters, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Credit Parties in connection with the Loan.

“Lyndhurst Property” The 227 room Courtyard Lyndhurst Meadowlands hotel located at 1 Polito Avenue, Lyndhurst, New Jersey.

“Management Agreements” Written agreements providing for the management of the Mortgaged Properties or any of them, including, without limitation, individually or collectively as the context may imply, that certain Hotel Management Agreement by and between Moody National CY Lyndhurst MT, LLC, a Delaware limited liability company, and Moody National Hospitality Management, LLC, a Texas limited liability company, dated September 30, 2014, as amended, and that certain Hotel Management Agreement by and between Moody National International-Fort Worth MT, LLC, a Delaware limited liability company, and Moody National Hospitality Management, LLC, a Texas limited liability company, dated December 18, 2015, as amended.

“Management Fees” means, for any Hotel Property a deemed base management fee in an amount equal to the greater of the actual management fees payable and four percent (4%) of Gross Hotel Revenues.

“Master Lease Subordination Agreement” With respect to each Hotel Lease, Agent shall have received a fully-executed Master Lease Subordination Agreement between the applicable Master Tenant and Agent, consented to by the applicable Hotel Property Owner, which shall be in form and substance satisfactory to Administrative Agent.

“Master Tenant” or “Master Tenants” Individually or collectively as the context may imply, Moody National CY Lyndhurst MT, LLC, a Delaware limited liability company, and Moody National International-Fort Worth MT, LLC, a Delaware limited liability company.

“Material Adverse Effect” A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Borrower and its Subsidiaries, considered as a whole; (b) the ability of Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.

“Maturity Date” The Initial Maturity Date, as such date may be extended as provided in §2.7, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

“Moody’s” Moody’s Investor Service, Inc.

“Mortgaged Assets Leverage Ratio” means the outstanding principal balance of the Loan divided by the aggregate Hotel Asset Value attributable to the Mortgaged Properties.

“Mortgaged Assets Mortgageability Amount” means the maximum principal amount that would not cause the Debt Service Coverage Ratio to be less than to 1.40:1.0.

“Mortgaged Property or Mortgaged Properties” The Hotel Properties which are security for the Obligations and any Hedge Obligations pursuant to the Mortgages.

“Mortgaged Property Controlled Account” See §7.17(a)(i).

“Mortgaged Property Owner” means each direct or indirect Subsidiary (which Subsidiary shall be an entity formed under the laws of the United States of America or one of the several states thereof) of the Borrower that owns a Mortgaged Property.

“Mortgages” The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders) delivered to the Agent to secure the Obligations, as the same may be modified or amended.

“Multiemployer Plan” Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Credit Party.

“Net Equity” means the gross offering proceeds of Equity Issuances by the REIT, the Borrower (other than the issuance by Borrower of units, in exchange for interests in real property) or any Subsidiary (other than issuances of Equity Interests of any Subsidiary in exchange for interests in real property, or equity issued by a Subsidiary of the REIT in exchange for funds invested (directly or indirectly) in such Subsidiary by the REIT) less reasonable total offering costs, including, but not limited to all reasonable legal fees, filing fees, printing fees and accounting fees and expenses.

“Net Operating Income” means, on any determination date, an amount equal to the total Gross Hotel Revenue of a Hotel Property for such period, minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Hotel Property for such period, including without limitation, Management Fees, franchise fees and amounts accrued for the payment of ground rent, real estate taxes and insurance premiums, but excluding any general and administrative expenses, impairment charges and any non-cash charges such as depreciation or amortization of financing costs related to the operation of the Hotel Property.

“Net Proceeds” Means (a) with respect to any Refinanced Indebtedness, one hundred percent (100%) of any proceeds of the refinancing in excess of all amounts (including interest, prepayment fees and premiums) the Refinanced Indebtedness outstanding immediately prior to such refinancing, (b) with respect to the financing or sale of any Real Estate or assets of a Credit Party, one hundred percent (100%) of the actual gross sales price under the applicable purchase and sale agreement with respect to such Real Estate or asset less (c) in each case, for clause (a) and (b) above, actual customary, reasonable, and documented closing costs and expenses (including reasonable and documented sales costs, commitment fees, commissions, legal fees and transfer taxes), (d) excess proceeds of any casualty or condemnation of a Mortgaged Property not utilized for reconstruction in accordance with the terms hereof, less (e) in the case of clause (b) above, the payment of principal, premium, penalty interest or other amounts in respect of Indebtedness secured by the Real Estate or other asset that is the subject of such sale.

“Non-Consenting Lender” Any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of the second sentence of §27 and (b) has been approved by the Required Lenders.

“Non-Excluded Taxes” See §4.4(b).

“Notes” See §2.2.

“Notice” See §19.

“Obligations” The term “Obligations” shall mean and include:

A.       The payment of the principal sum, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) at variable rates, charges and indebtedness owing by the Credit Parties to the Agent, any Lender, or any Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to the Loan, whether or not evidenced by the Note, including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;

B.       The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Credit Parties under and pursuant to this Agreement or the other Loan Documents;

C.       The payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

D.       The payment, performance, discharge and satisfaction of all other liabilities and obligations of any Credit Party to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of any Credit Party under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document, and further including any Hedge Obligations (but excluding, as to any Credit Party, any Excluded Swap Obligation with respect to such Credit Party).

“OFAC” Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Off-Balance Sheet Obligations” Liabilities and obligations of Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor having jurisdiction over Borrower). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Other Deposit Accounts. (a) Account number 5501044548 maintained by the REIT with Green Bank for receipt of the proceeds of all Equity Issuances, (b) Account number 639632731 maintained by Moody National CY Lyndhurst MT, LLC, with JPMorgan Chase Bank, and (c) Account number 792975612 maintained by Moody National International-Fort Worth MT, LLC, with JPMorgan Chase Bank.

“Outstanding” With respect to the Loan, the aggregate unpaid principal thereof as of any date of determination.

“Outstanding Balance” For any day, the aggregate Outstanding of the Loan.

“Overnight Rate” For any day, the Federal Funds Effective Rate.

“Ownership Interest Pledges” The Pledge and Security Agreement (Ownership Interests) from (i) Borrower, (ii) the REIT, and (iii) any Subsidiary of Borrower which has an intervening ownership interest in another Subsidiary of Borrower, respectively, as pledgor, to the Agent for the benefit of the Lenders respecting the “Collateral” as therein defined and described, including, without limitation, all “Pledged Ownership Interests” (as therein defined) respecting each pledgor’s maximum allowable percentage ownership interest, respectively, to and in the Equity Interests in such pledgor’s Subsidiaries for which such pledgor is able (and/or not prohibited) to grant such Ownership Interest Pledge therein (as reasonably determined in good faith), whether now existing or hereafter arising, as further provided therein, respectively, now or hereafter delivered to secure the Obligations, as the same may be modified or amended. The initial Collateral granted pursuant to the Ownership Interest Pledges as of the Closing Date is detailed on Schedule 1.1-C.

“Patriot Act” The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“PBGC” The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Permitted Liens” Liens, security interests and other encumbrances permitted by §8.2.

“Person” Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“PIP Costs” All costs and expenses incurred with respect to completion by the Credit Parties of obligations with respect to any Property Improvement Plans.

“PIP Requirements” All improvements and work to be completed to satisfy the requirements of a Property Improvement Plan.

“PIP Reserve” See §7.18(c)(v).

“Plan” Any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA, whether now in existence or hereafter instituted, of Borrower or any ERISA Affiliate.

“Pledge Agreements” Individually or collectively as the context may imply, the Ownership Interest Pledges and the Distribution Interest Pledges.

“Property Improvement Plans” The property improvement plans detailed for each parcel of Real Estate as further set forth on Schedule PIP.

“Property Party” Each Credit Party and each Master Tenant.

“Qualified ECP Party” In respect of any interest rate cap, swap or other hedging obligation, each Person which is a Credit Party that has total assets exceeding $10,000,000 at the time such Credit Party’s guarantee and/or other credit or collateral support, of such interest rate cap, swap or other hedging obligation becomes effective, or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Rate Cap” See §10.15.

“Real Estate” All real property (including one or more condominium units created by the submission of such real property to a condominium regime pursuant to Applicable Law) at any time owned or leased (as lessee or sublessee) by a Credit Party, or their respective subsidiaries, including, without limitation, the Mortgaged Properties, but excluding any headquarter/office administrative space leased by the REIT.

“Refinanced Indebtedness” Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund existing Indebtedness.

“Register” See §18.2.

“Reimbursement Contribution” See §37(b).

“REIT” Moody National REIT II, Inc., a Maryland corporation.

“Release” See §6.20(c).

“Replacement Loan” See §38.1.

“Representative” See §14.17.

“Required Lenders” As of any date, (a) at any time there are two or fewer Lenders (other than Defaulting Lenders), each Lender, and (b) at all other times, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty six and two-thirds percent (66 2/3%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

“Reserve Percentage” For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

“Restricted Payment” (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding, except (i) a dividend payable solely in shares of that class of Equity Interests to the holders of that class, or (ii) issuance by the REIT of shares for conversions of units in the Borrower; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the REIT or any of its Subsidiaries now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the REIT or any of its Subsidiaries now or hereafter outstanding.

Sanction(s). Any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, in each case, solely to the extent applicable to the Credit Parties or any of their Subsidiaries.

“Sanctioned Person” (a) A Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b)(i) the government of a Designated Jurisdiction or an agency of the government of a Designated Jurisdiction, (ii) an organization controlled by a Designated Jurisdiction or organized under the laws of a Designated Jurisdiction, or (iii) an individual ordinarily resident in a Designated Jurisdiction.

“SEC” The United States Securities and Exchange Commission.

“Security Documents” Collectively, each Mortgage, Assignment of Leases and Rents, Assignment of Contracts, Assignment of Management Agreement, Account Pledge Agreement, Pledge Agreement, UCC-1 financing statement and any further collateral assignments to the Agent for the benefit of the Lenders and the Lender Hedge Providers.

“S&P” Standard & Poor’s Ratings Group.

“Specified Party” See §7.23.

“State” A state of the United States of America and the District of Columbia.

“Subordination and Attornment Agreement” An agreement among the Agent, a Borrower and a Master Tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, such agreement to be in form and substance reasonably satisfactory to Agent.

“Subsidiary” For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person and reported on a consolidating basis pursuant to GAAP.

“Subsidiary Guarantor” means MN REIT II TRS, Inc., a Delaware corporation, Moody National 1 Polito Lyndhurst Holding, LLC, a Delaware limited liability company, MN Lyndhurst Venture, LLC, a Delaware limited liability company, Moody National CY Lyndhurst MT, LLC, a Delaware limited liability company, Moody National International-Fort Worth Holding, LLC, a Delaware limited liability company, MN Fort Worth Venture, LLC, a Delaware limited liability company, Moody National International-Fort Worth MT, LLC, a Delaware limited liability company and each other Subsidiary of the Borrower (which Subsidiary shall be an entity formed under the laws of the United States of America or one of the several states thereof) that directly or indirectly owns a Mortgaged Property.

“Survey” An instrument survey of each parcel of Mortgaged Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Mortgaged Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

“Surveyor Certification” With respect to each parcel of Mortgaged Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

“Swap Obligation” Any Hedge Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Taking” The taking or appropriation (including by deed in lieu of condemnation) of any Mortgaged Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

“Tax and Insurance Reserve” See §7.18(c)(ii).

“Taxes” Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

“Title Insurance Company” Any title insurance company or companies approved by the Agent and the Borrower.

“Title Policy” With respect to each parcel of Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property insuring the priority of the Mortgage thereon and that a Subsidiary Guarantor holds fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than Master Tenants and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain if available in the State in which the Real Estate is located, such endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgaged Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.

“Total Commitment” The Total Commitment is Seventy Million and 00/100 Dollars ($70,000,000.00).

“Type” As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

“Unconsolidated Affiliate” With respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Write-Down and Conversion Powers” With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2	Rules of Interpretation.

(a)       A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)       The singular includes the plural and the plural includes the singular.

(c)       A reference to any law includes any amendment or modification of such law.

(d)       A reference to any Person includes its permitted successors and permitted assigns.

(e)       Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)       The words “include”, “includes” and “including” are not limiting.

(g)       The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)       All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)       Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)       The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)       In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Credit Parties as in effect prior to such accounting change, as determined by the Agent and the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as originally defined or specified herein without in any way giving effect to such change, as if such change had not occurred.

§2.	THE CREDIT FACILITY.

§2.1            Commitment to Lend. Subject to other terms and conditions set forth in this Agreement, each Lender agrees to make a term Loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Loan shall be made pro rata in accordance with each Lender’s Commitment Percentage. Upon funding of the Loan on the Closing Date, each Lender’s Commitment shall terminate. The Borrower may not re-borrow any portion of the Loan which is repaid.

§2.2            Notes. The Loan shall, if requested by a Lender, be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender which so requests the issuance of a Note in the principal amount equal to such Lender’s Commitment.

§2.3	Interest on the Loan.

(a)       Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)       Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(c)       The Borrower promises to pay interest on the Loan in arrears on each Interest Payment Date.

(d)       Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.4	[Intentionally Omitted].

§2.5	[Intentionally Omitted].

§2.6            Use of Proceeds. The Credit Parties will use the proceeds of the Loan solely (a) to pay closing and other costs incurred in connection with this Agreement; (b) to pay or reimburse themselves for third party out of pocket costs actually incurred in connection with the acquisition of Moody National REIT I, Inc. by the REIT (the “Acquisition”), (c) to repay Existing Mortgage Debt, and (d) for other purposes approved by Agent. Borrower hereby represents and warrants to Agent and the Lenders that attached hereto as Exhibit 2.6 if a true correct and complete copy of the sources and uses in connection with the Acquisition.

§2.7            Extension of Maturity Date. The Borrower shall have the right and option to extend the Maturity Date for a one period of six (6) months, to March [___], 2019, upon satisfaction or waiver of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(a)       Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is ninety (90) days and not later than the date which is forty-five (45) days prior to the Initial Maturity Date.

(b)       Payment of Extension Fee. The Borrower shall pay to the Agent an extension fee in an amount equal to 0.50% of the outstanding principal balance of the Loan on the Initial Maturity Date, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)       No Default. On the date the Extension Request is given and (ii) the effective date of such extension there shall exist no Default or Event of Default.

(d)       Representations and Warranties. The representations and warranties made by or on behalf of the Credit Parties contained in this Agreement or the other Loan Documents shall be true in all material respects on the effective date of the extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(e)       Reimbursement. The Borrower shall pay to Agent any outstanding fees and expenses then due to Agent and the Borrower shall reimburse the Agent for any costs and expenses related to the extension of the Maturity Date.

(f)       Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not exceed sixty percent (60%).

(g)       The outstanding principal balance of the Loan shall not exceed the lesser of (i) the Mortgaged Assets Mortgageability Amount or (ii) an amount which would result in a Mortgaged Assets Leverage Ratio of percent (60%). The Borrower shall have the right to pay down the Loan in such amount as is sufficient to satisfy the requirements of this §2.7(g).

(h)       After giving effect to such extension, the Credit Parties, as applicable, shall be in compliance with each of the covenants in §9.

(i)       Each of the foregoing conditions are satisfied not later than, and on, the Initial Maturity Date.

§3.	REPAYMENT OF THE LOAN.

§3.1            Stated Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the Outstanding Balance, together with any and all accrued and unpaid interest thereon and all other Obligations.

§3.2            Mandatory Prepayments. Any and all Net Proceeds of a Capital Event when received by, or otherwise payable to, the applicable Credit Party or its Subsidiary shall be paid to Agent in reduction of the then outstanding principal balance of the Loan, as mandatory prepayments hereunder, together with any additional amounts payable pursuant to §4.8 (it being understood that any such payment by or on behalf of a Credit Party or any of its Subsidiaries will be subject to the terms and provisions of any loan document or other agreement (including any operating agreement or other charter document) to which such Credit Party or Subsidiary is subject). In the event there shall have occurred a casualty with respect to any Mortgaged Property and the Borrower is required to repay the Loan, or a portion thereof, pursuant to §7.7 or a Taking and the Borrower is required to repay the Loan pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loan concurrently with the date of receipt by Borrower or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3	Optional Prepayments.

(a)       Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8 and the fees due, if any, pursuant to the terms of the Agreement Regarding Fees.

(b)       The Borrower shall give the Agent, no later than 10:00 a.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loan and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and (ii) any such notice may be conditioned upon the consummation of a transaction.

§3.4            Partial Prepayments. Each partial prepayment of the Loan under §3.3 shall be in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied ratably to the Loan of each Lender outstanding as of such date (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5	Effect of Prepayments. Amounts of the Loan paid and/or prepaid may not be reborrowed.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1	Conversion Options.

(a)       The Borrower may elect from time to time to convert any of its outstanding Loan to a Loan of another Type by delivering to the Agent a Conversion/Continuation Request and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 and integral multiple of $250,000 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than four (4) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that such partial conversion shall result in a Base Rate Loan in a principal amount that is in an integral multiple of $100,000 and not less than $1,000,000 or a LIBOR Rate Loan in a principal amount that is an integral multiple of $250,000 but not less than $1,000,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)       Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)       In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2	Fees.

(a)       Fees. The Borrower agrees to pay to KeyBank for its own account certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to a fee letter dated as of even date herewith between the Borrower and KeyBank (the “Agreement Regarding Fees”).

§4.3	[Intentionally Omitted.]

§4.4	Funds for Payments.

(a)       All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of the Loan and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)       All payments by or on behalf of the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by the Borrower, excluding any income Taxes, franchise Taxes imposed in lieu of income Taxes and any Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (“Non-Excluded Taxes”), unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c) or such Lender’s failure to comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder (the “FATCA”) to establish an exemption from withholding thereunder; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this §4.4(b). The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by the Borrower pursuant to this section, such Lender will pay to the Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)       Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide the Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide the Borrower two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN-E or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)       The obligations of the Borrower to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or any right which the Credit Parties or any of their Subsidiaries or Affiliates may have at any time against the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with this Agreement, any other Loan Document, or any unrelated transaction; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

§4.5            Computations. All computations of interest on the Loan and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed (except that interest on Base Rate Loans shall be based on a 365- or 366-day year, as applicable). Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Balance as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6            Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7            Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8            Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loan has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9	Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a)       subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Loan (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)       materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)       impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)       impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)       to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining the Loan or such Lender’s Commitment, or

(ii)       to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or the Loan, or

(iii)       to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder then, and in each such case, the Borrower will (and as to clauses (a) and (b) above, subject to the provisions of Section §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).

§4.10          Capital Adequacy. If after the date hereof any Lender determines that (a) as a result of any Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11          Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent.

§4.12          Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loan, the Loans shall bear interest payable on demand at a rate per annum equal to four percent (4.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment). In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loan or any other amounts payable hereunder or under the other Loan Documents, excluding principal due upon acceleration or at maturity, which is not paid by the Borrower within ten (10) days of the date when due.

§4.13          Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be presumptively correct in the absence of manifest error.

§4.14          Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.

§4.15          Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon the request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts or is a Non-Consenting Lender (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment to an Eligible Assignee pursuant to §18. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.16          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

§5.	COLLATERAL SECURITY.

§5.1	Collateral.

(a)       The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents. The Borrower shall (and, subject to any provisions of any financing to which any Subsidiary is a party or by which a Subsidiary is bound, shall cause its Subsidiaries) to comply, in all material respects, with the terms and provisions of the Security Documents, including, without limitation, with respect to all additional Collateral to be provided to Agent, for the benefit of Lenders, as and when therein provided, including, without limitation, on account of any and all additional Subsidiaries of Borrower (and/or intervening Subsidiaries) which shall exist from and after the Closing Date. Borrower shall provide Agent with at least five (5) Business Days’ notice prior to the Borrower acquiring or creating any such additional Subsidiary, together with such information, documents, and materials (including, without limitation, ownership certificates, stock/transfer powers, and other documentation required to be provided to Agent pursuant to the terms and provisions of the Ownership Interest Pledge the Distribution Interest Pledge, or any other applicable Security Document, including, without limitation, all “know your customer” and other materials reasonably requested by Agent. Without limiting the foregoing or the terms and provisions of each Ownership Interest Pledge and each Distribution Interest Pledge (and as further provided therein) provided hereunder, with respect to each additional Borrower Subsidiary which is established from and after the Closing Date, subject to the provisions of any document evidencing any Indebtedness approved by the Agent to be incurred by such Subsidiary hereunder, Borrower shall cause such Borrower Subsidiary to confirm the applicable Ownership Interest Pledge or Distribution Interest Pledge and to provide such other stock or ownership certificates, executed transfer powers, and documentation (as further provided therein) as reasonably required by Agent to perfect or vest more securely its pledge and security interest to and in the applicable “Collateral” (as defined in each such applicable Ownership Interest Pledge or Distribution Interest Pledge) (to the extent such Ownership Interest Pledge or Distribution Interest Pledge is permitted to be provided (and/or not prohibited from being provided) as reasonably determined in good faith).

§5.2	Appraisals; Adjusted Value.

(a)       The Agent may, for the purpose of determining the current Appraised Value of the Mortgaged Properties and other Real Estate, as applicable, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall explicitly require more frequent Appraisals, (ii) in connection with a request for an extension of the Maturity Date pursuant to §2.7, or (iii) at any time during the continuance of an Event of Default. The reasonable out-of-pocket expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to Agent within thirty (30) days of demand; provided, that unless an Event of Default shall be in existence, the Borrower shall not be required to pay for more than one (1) appraisal per property per calendar year.

(b)       The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3            Release of Collateral. Upon the refinancing or repayment of the Obligations in full, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrower; provided that Agent has not received a notice from the Representative (as defined in §14.17) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.	REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to enter into this Agreement and to make the Loan and to otherwise complete all of the transactions contemplated hereby, the Credit Parties represent and warrant to the Agent and each Lender that:

§6.1	Corporate Authority, Etc.

(a)       Incorporation; Good Standing. Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Real Estate owned or leased by it is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)       Guarantors. Each of the Guarantors (i) is a corporation or limited liability company duly organized under the laws of its jurisdiction of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where the Real Estate owned or leased by it is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(c)       Master Tenant. Each of the Master Tenants (i) is a corporation or limited liability company duly organized under the laws of its jurisdiction of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where the Real Estate leased by it is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(d)       Authorization. The execution, delivery and performance of this Agreement, the other Loan Documents and the Hotel Documents to which any of the Property Parties is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Property Parties, (ii) have been duly authorized by all necessary proceedings on the part of the Property Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Property Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Property Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the operating agreement, partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Property Party or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Property Party other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(e)       Enforceability. The execution and delivery of this Agreement, the other Loan Documents and the Hotel Documents to which any of the Property Parties is a party are valid and legally binding obligations of each Property Party enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2            Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Property Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§6.3            Title to Mortgaged Properties. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Subsidiary Guarantors own the Mortgaged Property subject to no rights of others, including any mortgages, leases pursuant to which a Master Tenant is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4            Financial Statements. Borrower has furnished to Agent: (a) the balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related statement of income and cash flow for the calendar year then ended, prepared by an Authorized Officer or the chief financial or accounting officer of REIT, and (b) certain other financial information relating to the REIT and its Subsidiaries and the Real Estate (including, without limitation, the Mortgaged Properties). Such balance sheet and statements have been prepared on a consolidating basis in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the REIT and its Subsidiaries as of such dates and the consolidated results of the operations of the REIT and its Subsidiaries for such periods.

§6.5            No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, or business of the Property Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the Consolidated balance sheet of the REIT as of the Balance Sheet Date, or its Consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect.

§6.6            Franchises, Patents, Copyrights, Etc. The Property Parties and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. The Property Parties and their respective Subsidiaries, if applicable, are not in material violation of any provision of the Hotel Documents and the Hotel Documents are in full force and effect and the and their respective Subsidiaries, if applicable, are in material compliance with their respective obligations under the respective Hotel Documents.

§6.7            Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or threatened against any Property Party or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Property Party, any of their respective Subsidiaries, or any Mortgaged Property individually or in the aggregate in excess of $250,000.00.

§6.8            No Material Adverse Contracts, Etc. None of the Property Parties or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Property Parties or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9            Compliance with Other Instruments, Laws, Etc. None of the Property Parties or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10          Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, each Property Party and their respective Subsidiaries (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Property Parties or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Property Parties or their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or threatened with respect to any Tax returns filed by Property Parties or their respective Subsidiaries.

§6.11          No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12          Investment Company Act. None of the Property Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13          Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against the Borrower or any Guarantor without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14          Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are to the best knowledge of the Borrower, not subject to any setoff, claims, withholdings or other defenses by (a) the Credit Parties, and to the extent any such setoff, claims, withholdings or other defenses shall exist, each Credit Party hereby waives same, or, (b) any other Person, other than Permitted Liens described in §8.2(i)(A), (iii) and (v).

§6.15          Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Credit Party or their respective Subsidiaries, is, nor shall any such Person become, a party to any transaction with any Credit Party or their respective Subsidiaries (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of each Credit Party, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to such Person than those that would be obtained in a comparable arms-length transaction.

§6.16          ERISA. No Credit Party has adopted a Plan. As of the date hereof and throughout the term of the Loan (i) no Credit Party is or shall be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of Credit Parties constitute or will constitute, by virtue of the application of 29 C.F.R. Section 2510.3-101(f) as modified by Section 3(42) of ERISA, “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) no Credit Party is or shall be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with each Credit Party are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

§6.17          Disclosure. All of the representations and warranties made by or on behalf of the Property Parties in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of any Property Party as supplemented to date, is, and when delivered, will be, true and correct in all material respects and, as supplemented to date, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Property Parties, any Subsidiary or the Mortgaged Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s counsel (although the Borrower has no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Property Parties (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18          Trade Name; Place of Business. Borrower does not use any trade name or conduct business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is c/o Moody National Companies, 6363 Woodway Drive, Suite 110, Houston, Texas 77057.

§6.19          Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20          Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Mortgaged Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, the Credit Parties make the following representations and warranties:

(a)       To the knowledge of Borrower, none of the Property Parties, their respective Subsidiaries, nor any operation on the Real Estate, is in violation, or alleged violation, of any Environmental Law, which violation could reasonably be expected to have a Material Adverse Effect.

(b)       None of the Property Parties, nor their respective Subsidiaries, has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Property Party conduct, a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which could reasonably be expected to have a Material Adverse Effect.

(c)       To the knowledge of the Property Parties, (i) no portion of the Real Estate owned by the Property Parties or their respective Subsidiaries is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Property Parties, their respective Subsidiaries or, the tenants or operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of such party’s business and in compliance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of a Property Party’s, it Subsidiary’s, its tenant’s or operator’s business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Mortgaged Properties, which Release would have a material adverse effect on the value of such Real Estate or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate, and which could be reasonably anticipated to have a Material Adverse Effect; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws and in a manner that could not reasonably be expected to have a Material Adverse Effect.

(d)       Except for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, none of the Property Parties or their respective Subsidiaries nor the Real Estate will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws.

(e)       There are no existing or closed sanitary or solid waste landfills, or hazardous waste treatment, storage or disposal facilities on or, affecting the Real Estate except where such existence could not reasonably be expected to have a Material Adverse Effect.

(f)       The Property Parties have not received any written notice from any party that any use, operation, or condition of the business being conducted on any Real Estate has caused any adverse condition on any other property that could reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Property Party have knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21          Leases. The Borrower has delivered to the Agent true and complete copies of the Hotel Leases and the other Leases (if any) and any amendments thereto relating to each Mortgaged Property. The Hotel Leases and the other Leases, if any, previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Mortgaged Property and in the Building relating thereto. Except as set forth in Schedule 6.22, the Hotel Leases and the other Leases, if any, reflected therein are, as of the date of inclusion of the applicable Mortgaged Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Property Party has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Hotel Leases and the other Leases, if any, and, to Borrower’s knowledge, there is no basis for any such claim or notice of default by any tenant or Master Tenant which would result in a Material Adverse Effect. The Property Parties know of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant or Master Tenant with respect to the material terms under the Hotel Leases and the other Leases, if any, or of the respective Subsidiary Guarantor as landlord and/or tenant thereunder. No security deposit or advance rental or fee payment has been made by any lessee or licensor under the Hotel Leases and the other Leases, if any, except as may be specifically designated in the copies of the Hotel Leases and the other Leases, if any, furnished to the Agent. No property other than the Mortgaged Property which is the subject of the applicable Hotel Leases and the other Leases, if any, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in any Hotel Lease or Lease, with the exception of the Parking Deck Reciprocal Easements and Operating, Reciprocal Maintenance and Restrictive Covenants Agreement with respect to the Lyndhurst Property.

§6.22          Property. Each of the Mortgaged Properties, and the actual or proposed use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Mortgaged Property are installed to the property lines of the Mortgaged Property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with Applicable Law. Each Mortgaged Property has direct access to a dedicated public street or perpetual private ways (with direct access to public roads) and with respect to which access the applicable Mortgage creates a valid and enforceable first lien. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Mortgaged Properties which are payable by any Property Party (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Each Mortgaged Property is separately assessed for purposes of real estate tax assessment and payment. There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Property Parties or their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no pending, or, to the knowledge of Borrower, threatened or contemplated, eminent domain proceedings against any of the Mortgaged Properties. None of the Mortgaged Properties is now damaged in any material respects as a result of any fire, explosion, accident, flood or other casualty. None of the Property Parties has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Mortgaged Properties or canceling or threatening to cancel any policy of insurance, and each of the Mortgaged Properties complies with the material requirements of all of the Property Parties’ insurance carriers. No person or entity has any right or option to acquire any Mortgaged Property or any Building thereon or any portion thereof or interest therein, except for certain the ordinary course rights of parties under Hotel Transactions.

§6.23          Brokers. None of the Credit Parties nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24         Other Debt. None of the Property Parties or their respective Subsidiaries is in default of the payment of any Indebtedness or the performance of any material obligation under any agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party. None of the Property Parties or their respective Subsidiaries is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Property Party or their respective Subsidiaries. Schedule 6.24 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements with respect to any Mortgaged Property binding upon the Property Parties or their respective properties and entered into by a Property Party or their respective Subsidiaries as of the date of this Agreement and the Property Parties have provided the Agent with true, correct and complete copies thereof.

§6.25          Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including the Loan made or to be made hereunder, no Credit Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Credit Party is able to pay its debts as they become due, and each Credit Party has sufficient capital to carry on its business.

§6.26          No Bankruptcy Filing. No Credit Party nor any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Credit Parties have no knowledge of any Person contemplating the filing of any such petition against it.

§6.27          No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Credit Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28          Transaction in Best Interests of Credit Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Credit Party. The direct and indirect benefits to inure to the Credit Parties pursuant to this Agreement and the other Loan Documents constitute “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Credit Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a Guarantor of the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower to have available financing to conduct and expand their business.

§6.29          Anti-Corruption; Sanctions. None of the Credit Parties is (or will be) (i) a Sanctioned Person, (ii) located, organized or resident in a Designated Jurisdiction or (iii) to Borrower’s knowledge, is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions. Each (i) Credit Party, Affiliate, and their respective officers, employees, and directors and (ii) to the knowledge of the Credit Parties, any agent of a Borrower or any Affiliate that will act in any capacity in connection with or benefit from the Obligations or any other transactions contemplated hereby, are in compliance, in all material respects, with Anti-Corruption Laws and applicable Sanctions. Neither the Loan, nor the proceeds from the Loan, has been used, directly or indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or, to Borrower’s knowledge, (x) to fund any activity or business with any Sanctioned Person, or (y) in any other manner that will result in a violation by any Credit Party, or any Lender, or the Agent, of Sanctions. Neither the making of the Loan hereunder nor the use of proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Credit Parties are in compliance in all material respects with the Patriot Act.

§6.30          REIT Status. REIT has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of REIT as a real estate investment trust.

§6.31          Insurance. Each Credit Party maintains (or causes its respective tenant or operators to maintain) all insurance coverages required to be maintained pursuant to §7.7 below.

§6.32          Subsidiaries; Organizational Structure. Schedule 6.32 sets forth, as of the date hereof, all of the Subsidiary Guarantors and the Borrower’s other Subsidiaries, the form and jurisdiction of organization of each Subsidiary, and the owners of the direct ownership interests therein. As of the date hereof, no Person owns any legal, equitable or beneficial interest in any of the Subsidiary Guarantors except as set forth on such Schedules. As of the date hereof, the REIT owns at least 90% of the Equity Interests in the Borrower.

§6.33          Compliance with Law. Each Credit Party and each of its Subsidiaries is, to the best of its knowledge, in compliance in all material respects with all Applicable Laws and all orders, writs, injunctions and decrees which are applicable to such Credit Party or its Subsidiaries or its respective properties, including, without limitation, Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

§7.	AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, so long as the Loan or Note is outstanding:

§7.1            Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2            Maintenance of Office. The Credit Parties will maintain their respective chief executive office at c/o Moody National Companies, 6363 Woodway Drive, Suite 110, Houston, Texas 77057, or at such other place in the United States of America as the Credit Parties shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Credit Parties in respect of the Loan Documents may be given or made.

§7.3            Records and Accounts. The Credit Parties will keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects). Neither any Credit Party nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, not to be unreasonably withheld, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year.

§7.4            Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)       within ninety (90) days after the end of each fiscal year, the audited financial statements of the REIT and its Subsidiaries at the end of such year, including the Consolidated balance sheet of the REIT and its Subsidiaries and the related audited Consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared on a consolidating basis in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of the REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by Frazier and Deeter, LLC, or another reputable accounting firm reasonably approved by Agent;

(b)       within forty-five (45) days after the end of each calendar quarter of each year (other than the fourth quarter), copies of the unaudited financial statements of the REIT and its Subsidiaries, as at the end of such quarter, including the Consolidated balance sheet of the REIT and its Subsidiaries and the related unaudited Consolidated statements of income and cash flows for the portion of the REIT fiscal year then elapsed, all in reasonable detail and prepared on a consolidating basis in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)       as soon as available, but in no event later than sixty (60) days following the end of each fiscal year of the REIT and its Subsidiaries, an annual forecast for the then-current fiscal year, prepared in a manner and in the form of the forecast provided on the Closing Date or in such other form as is reasonably acceptable to the Agent.

(d)       simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of Borrower in the form of Exhibit F hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9, setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Mortgaged Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of Borrower that the information contained in such statement fairly presents in all material respects Net Operating Income of the Mortgaged Properties for such periods;

(e)       simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $250,000 or more of Credit Parties and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(f)       simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a copy of any material (i) correspondence with, or (ii) written dissemination of information with respect to the activities, operations or financial affairs of Borrower, the Subsidiarity Guarantors or any Mortgaged Property to, the shareholders, partners members or investors of the REIT during such calendar quarter (including the fourth calendar quarter in each year);

(g)       simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the material Real Estate owned by the REIT and its Subsidiaries (or in which the Borrower or its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and (ii) listing the Indebtedness of the REIT and its Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(d)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse;

(h)       on or before the tenth day of each month, a calculation of the Consolidated Net Cash Flow of the REIT in the form of Exhibit NCF;

(i)       to the extent requested by Agent, copies of all annual federal income tax returns and amendments thereto of the Credit Parties;

(j)       evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Mortgaged Properties;

(k)       not later than January 31 of each year, an operating budget for the Borrower and its Subsidiaries for such calendar year;

(l)       within thirty (30) days after the end of each calendar month, copies of unaudited property-level financial statements including balance sheets and the related statements of income and cash flows for all Real Estate owned by the REIT and its Subsidiaries, including each of the Mortgaged Properties.

(m)       simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, delivery of forward looking projections of the covenants contained in §9, for the current and succeeding three fiscal quarters.

(n)       from time to time such other financial data and information in the possession of the REIT, the Borrower or its Subsidiaries (including without limitation STR market reports, auditors’ management letters, status of litigation or investigations against the Credit Parties and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrower shall deliver paper copies thereof to Agent and the Lenders. Borrower authorizes Agent to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Lenders from any liability in connection therewith.

§7.5	Notices.

(a)       Defaults. The Credit Parties will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Credit Party or their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Credit Parties shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)       Environmental Events. The Credit Parties will give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Laws; (ii) any violation of any Environmental Laws that any Credit Party or its Subsidiary reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above could reasonably be expected to have a Material Adverse Effect, or materially adversely affect the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c)       Notification of Claims Against Collateral. The Credit Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any setoff, claims (including, with respect to the Mortgaged Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, to the extent the same would result in a Material Adverse Effect.

(d)       Notice of Litigation and Judgments. The Credit Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing affecting any Credit Party or any of their respective Subsidiaries or to which any Credit Party or any of its Subsidiaries is or is to become a party involving an uninsured claim against any Credit Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Credit Parties will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Credit Party or any of their respective Subsidiaries in an amount in excess of $1,000,000.

(e)       Notice of Governmental Investigations. The Credit Parties will give notice to the Agent within five (5) Business Days of becoming aware of the filing or commencement of, or any material development in, any action, suit, proceeding, audit, claim, demand, order or dispute with, or by, any Governmental Authority against or affecting any Credit Party, its Subsidiary or any Mortgaged Property.

(f)       ERISA. The Credit Parties will give notice to the Agent within ten (10) days after any Credit Party (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(g)       Debt. The Credit Parties will give notice to the Agent, within five (5) Business Days of the earlier of (i) the contractual consummation or incurrence thereof or (ii) becoming aware of the filing or commencement of, of any additional debt, encumbrances or mortgages on any Real Estate owned directly or indirectly by Borrower.

(h)       Notification to Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6	Existence; Maintenance of Properties.

(a)       The Credit Parties will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Credit Parties will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business.

(b)       Each Credit Party (i) will cause all of its properties used or useful in the conduct of its business or the business of its Subsidiaries, including the Mortgaged Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure to do so would cause a Material Adverse Effect (except for a casualty when proceeds are not made available by the Agent or the applicable lender). Without limitation of the obligations of the Credit Parties under this Agreement with respect to the maintenance of the Mortgaged Properties, the Credit Parties shall promptly and diligently comply with the recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Mortgaged Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by the Credit Parties with respect to the Mortgaged Property.

§7.7	Insurance; Condemnation.

(a)       The Credit Parties will (and will cause their respective Subsidiaries to), at their expense, procure and maintain (or cause to be procured and maintained) for the benefit of the Credit Parties, their respective Subsidiaries and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, and to the extent applicable, as required by the Hotel Documents, taking into consideration the property size, use, and location that a commercially prudent lender would require, providing the following types of insurance covering each Mortgaged Property:

(i)       “All Risk” or “Special Form” property insurance, including coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery or “breakdown” coverage on each Building owned by the Credit Parties and their Subsidiaries in an amount not less than the full insurable replacement cost of each Building. As approved by Agent, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not exceed $25,000.00 for physical damages, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(ii)       During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builder’s risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Mortgaged Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii)       If not insured by the flood insurance required under (i) above, flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv)       Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including rental income and hotel revenues, for the Mortgaged Property for a twelve (12) month period;

(v)       Commercial general liability insurance against claims for personal injury (to include bodily injury and personal and advertising injury) and property damage liability, on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Mortgaged Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, and a combined single “per occurrence” limit of not less than $1,000,000 for bodily injury and property damage;

(vi)       During the course of construction or repair of any improvements on the Mortgaged Property, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii)       Employer’s liability insurance with respect to the Borrower and Subsidiary Guarantor’s employees (or if such parties have no employees, with respect to the employees of the managers under the Management Agreements);

(viii)       Umbrella liability insurance with limits of not less than $10,000,000, to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;

(ix)       Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Mortgaged Property with limits as required by Applicable Law (or if such parties have no employees, with respect to all employees of the managers under the Management Agreements); and

(x)       Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Mortgaged Property.

The Credit Parties shall pay (or cause to be paid) all premiums on insurance policies. The insurance policies with respect to all Mortgaged Property provided for in clauses (v), (vi) and (viii) shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above as to each Mortgaged Property shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower or the Subsidiary Guarantors shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrower or the Subsidiary Guarantors shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrower or the Subsidiary Guarantors shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent; provided, however, if Borrower or the Subsidiary Guarantors are continuing insurance renewal negotiations at such date, then Borrower or the Subsidiary Guarantors shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits at least thirty (30) days prior to the expiration date of such policies, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(b)       All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Credit Parties or anyone acting for the Credit Parties (including, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Mortgaged Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Mortgaged Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Credit Parties and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to the Agent by certified or registered mail, and (v) that the Agent or the Lenders shall have the right but not the obligation to pay any premiums thereon or any assessments thereunder, and the Agent and Lenders shall in no event be subject to any coinsurance liability.

(c)       The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Credit Parties and other Persons not included in the Mortgaged Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a lender’s loss payable endorsement favoring the Agent with respect to property insurance and a per location aggregate that applies to the commercial general liability insurance.

(d)       All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Mortgaged Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e)       No Credit Party shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f)       In the event of any loss or damage to a Mortgaged Property in excess of $1,000,000, the Borrower shall give prompt written notice to the insurance carrier and the Agent. Subject to the provisions of (g) below, each Credit Party hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Event of Default has occurred and is continuing and so long as the applicable Credit Party shall in good faith diligently pursue such claim, the applicable Credit Party may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the applicable Credit Party may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Credit Party may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $1,000,000 so long as no Event of Default has occurred and is continuing and so long as the applicable Credit Party shall in good faith diligently pursue such claim. Subject to the provisions of (g) below, the Credit Parties further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Mortgaged Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Mortgaged Property which are then due and payable and the Obligations as they become due during the course of reconstruction or repair of the Mortgaged Property and to pay, in accordance with such terms and conditions as the Agent or other lenders of construction projects may prescribe, for the costs of reconstruction or repair of the Mortgaged Property, and upon completion of such reconstruction or repair to pay the excess to Borrower.

(g)       Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the applicable Credit Party to reconstruct and repair a Mortgaged Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) less than twenty-five percent (25%) of the total floor area of the damaged Building has been damaged, destroyed or rendered unusable as a result of such occurrence, (ii) no Event of Default shall have occurred and be continuing, (iii) the applicable Credit Party shall have provided to the Agent additional security reasonably satisfactory to Agent in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vi) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (vii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against any Credit Party or the Agent, and (viii) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (A) a twenty-five percent (25%) reduction in the annual income from the Mortgaged Property so affected by such specific condemnation or taking (excluding any proceeds from business interruption insurance or proceeds from such award allocable to income from operations) or (B) a fifteen percent (15%) reduction in aggregate annual income from the Mortgaged Properties (excluding any proceeds from rent loss insurance or proceeds of such award allocable to income from operations), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds, after refunding to the Borrower any amount invested by the Borrower for any reconstruction, shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds, after refunding to the Borrower any amount invested by the Borrower for any reconstruction, shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Mortgaged Property is sold or the Mortgaged Property is acquired by the Agent, all right, title and interest of the Credit Parties in and to any insurance policies and unearned premiums thereon (other than in connection with any blanket policy) and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Credit Parties or purchaser of the Mortgaged Property.

(h)       The Credit Parties and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Credit Parties and their respective Subsidiaries (as applicable) and the Real Estate other than the Mortgaged Properties with financially sound and reputable insurance companies not Affiliates of any Credit Party in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8            Taxes. The Borrower, the Subsidiary Guarantors and their respective Subsidiaries, will duly pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon them or upon the Mortgaged Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Credit Parties shall have set aside (or caused their Subsidiaries to set aside) on their books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Credit Parties will either (i) provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, pay each such tax, assessment, charge or levy.

§7.9            Inspection of Properties and Books. The Credit Parties will permit Agent and the Lenders, at the Borrower’s expense if an Event of Default is in existence, and upon reasonable prior notice, to enter upon any of the Mortgaged Properties during normal business hours, to examine the books of account of the Credit Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Property Parties with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Credit Parties.

§7.10          Compliance with Laws, Contracts, Licenses, and Permits. The Credit Parties will (and will cause their Subsidiaries to) comply in all respects with (i) all Applicable Law and regulations now or hereafter in effect wherever their business is conducted, including all Environmental Laws, (ii) the provisions of their corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which they or any of their properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by Applicable Law and regulations for the conduct of their business or the ownership, use or operation of the properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Credit Parties may fulfill any of their obligations hereunder, the Credit Parties will immediately take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Credit Parties shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that any Credit Party shall determine that any investors in the Credit Party are in violation of such act.

§7.11          Further Assurances. The Credit Parties will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12          Management. The Property Parties shall not enter into any Management Agreement with a third party manager for the Mortgaged Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents.

§7.13          Leases of the Property. The Credit Parties will give notice to the Agent of any proposed new Lease at any Mortgaged Property for the lease of space therein and shall provide to the Agent a copy of the proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. No Property Party will lease all or any portion of a Mortgaged Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Hotel Lease or any other Lease at any Mortgaged Property without the prior written consent of the Agent, other than pursuant to (a) Hotel Transactions, and (b) other non-material leases (including cell site leases) entered into in the ordinary course of the subject Mortgaged Property Owner or Master Tenant, as applicable. At Agent’s request, the Credit Parties shall cause each future tenant to enter into a non-disturbance agreement in form and substance reasonably acceptable to the Agent and such tenant with respect to each Lease.

§7.14          Business Operations. The Credit Parties and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. The Credit Parties and their Subsidiaries will not, directly or indirectly, engage in any line of business other than the ownership, operation and development of hospitality properties or businesses incidental thereto.

§7.15          Registered Servicemark. Without prior written notice to the Agent, none of the Mortgaged Properties shall be owned or operated by the Credit Parties under any registered or protected trademark, tradename, servicemark or logo other than pursuant to the applicable Franchise Agreement.

§7.16     Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of Borrower, Guarantor or their Subsidiaries in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Borrower or a Subsidiary of Borrower and shall not be owned directly by the REIT.

§7.17     Net Equity. For so long as the Obligations are outstanding, the REIT shall continue using commercially reasonable efforts to raise equity. All Net Equity shall be deposited in the Collections Account promptly upon receipt by the REIT (with the REIT agreeing to deliver such direction letters as the Agent may require to effect the automatic transfer of funds from the Other Deposit Account maintained by the REIT to the Collections Account), and, monthly, on or before the tenth day of each month, the Borrower shall cause 100% of the excess Consolidated Net Cash Flow of the REIT and each of its Subsidiaries for the prior month, after payment of Existing Debt Service, to be deposited/transferred to the Collections Account.

§7.18      Deposit Accounts, Cash Management; Reserves.

(a)          The REIT and each of its Subsidiaries (as to the Subsidiaries, subject to any requirements of any Existing Debt) shall establish and at all times maintain with KeyBank (the “Depository Bank”), all of their deposit and other bank accounts (each, together with the Collection Account, an “Account”) with the Agent, including without limitation, all operating accounts associated with each Mortgaged Property (and any unrestricted cash and distributions to Borrower shall be deposited into the into such Accounts), whether held by the applicable Subsidiary Guarantor or the applicable Master Tenant, with each such Account, excepting the Unrestricted Cash Account, being subject to a perfected lien in favor of the Agent, on behalf of the Lenders, as additional Collateral to secure the Obligations.

(i)        Except for an Other Deposit Account, neither Borrower nor any Subsidiary will maintain any other depository accounts relating in any way to the Mortgaged Property with any other depository bank.

(ii)       All cash and other proceeds of the operation of each Mortgaged Property shall be deposited in a separate lockbox account for each Mortgaged Property maintained with the Agent, with all deposits in each respective lockbox account then being transferred to separate controlled accounts in the name of each Mortgaged Property Owner (each, a “Mortgaged Property Controlled Account”) maintained with the Agent, with amounts then being disbursed from each such Mortgaged Property Controlled Account as provided in Exhibit 7.17(a)(i).

(b)         On or prior to the Closing Date, the Borrower shall have established and shall at all times maintain, with the Depository Bank, in the name of Borrower, for the benefit of Agent, for the ratable benefit of the Lenders, as secured party, a deposit account (the “Collection Account”). The Collection Account and the funds deposited therein shall serve as additional security for the Obligations. Agent shall have sole dominion and control over disbursements from the Collection Account, subject to the terms hereof. On a monthly basis, on the first Business Day of each month, the amounts on deposit in the Collection Account shall be applied in the manner set forth in §7.18 (c) hereof. Borrower agrees that, prior to the payment in full of the Obligations, it shall not, nor shall it permit any other Person, to amend or modify the instructions to the Depository Bank set forth in this §7.18 without the prior written consent of Agent (which consent Agent may grant or withhold in its reasonable discretion).

(c)          Unless an Event of Default has occurred (in which event the Agent shall have sole discretion of the further use of the funds contained, other than Collected Taxes, in any Account and may apply all such amounts against the Obligations in such fashion as the Agent may deem appropriate), Agent shall on each Interest Payment Date, transfer, or cause the transfer of, amounts from the Collection Account, to the extent available therein, in the following order of priority:

(i)        first, whether or not an Event of Default exists, and regardless of whether Agent has accelerated the Loan, Agent shall disburse funds on deposit which represent Collected Taxes to (or at the direction of) the relevant Master Tenant for payment to the relevant tax authorities; provided that, at Agent’s election such amounts may be paid directly to such tax authorities; provided, further, that any such amounts shall not constitute rent payable by either Master Tenant to the subject Mortgaged Property Owner under the subject Master Lease (but instead shall be paid out of such Master Tenant’s own funds); provided, further, that the foregoing shall not make Agent liable for payment of the Collected Taxes or for any shortfall thereof;

(ii)       second, to the payment of all interest and any fees, expenses or other amounts owed due and payable hereunder;

(iii)      third, to a non-interest bearing account which shall be held by Agent as Collateral, an amount as the Agent from time to time estimates as necessary to create and maintain a reserve fund from which to pay before the same become due all taxes, assessments, liens and similar charges on or against all Real Estate owned by the Credit Parties, and all insurance premiums for all Real Estate owned by the Credit Parties (the “Tax and Insurance Reserve”). In the event of any continuing Event of Default under this Agreement as a result of which the Obligations have been accelerated, any part or all of the Tax and Insurance Reserve may be applied, at the option of the Agent, to cure any such Event of Default or to any of the Obligations hereby secured and, in refunding any part of said reserve fund, the Agent may deal with whomever is the record owner of such property at that time. Provided no Event of Default is in existence and provided there are sufficient amounts in the Tax and Insurance Reserve to pay the subject taxes or insurance premiums (x) the amount in the Tax and Insurance Reserve, but not in excess of the applicable real estate taxes or insurance premiums then due, shall be paid to the taxing authority or the insurer upon written request of Borrower provided to the Agent at least fifteen (15) Business Days prior to the due date thereof. The foregoing notwithstanding, tax and/or insurance escrow amounts related to any Real Estate that has a similar tax and insurance reserve in place with a lender shall be excluded from contributing to the Tax and Insurance Reserve unless the Agent determines the account with the existing lender is underfunded;

(iv)      fourth, $275,000.00 shall be deposited into a non-interest bearing account (the “FF&E Reserve”), for the payment of future costs and expenses to be incurred by the Credit Parties in connection with FF&E Cost Items. The FF&E Reserve shall be held by Agent as Collateral and may be disbursed as provided in Exhibit 7.18 attached hereto. In the event of any continuing Event of Default under this Agreement as a result of which the Obligations have been accelerated, any part or all of the FF&E Reserve may be applied, at the option of the Agent, to cure any such Event of Default or to any of the Obligations hereby secured and, in refunding any part of said reserve fund, the Agent may deal with whomever is the record owner of such property at that time. The foregoing notwithstanding, amount reserved related to any Real Estate that has a similar FF&E reserve in place with another lender shall be excluded from contributing to the FF&E Reserve unless the Agent determines the account with the existing lender is underfunded;

(v)      fifth, $330,000.00 shall be deposited into a non-interest bearing account (the “PIP Reserve”), for the payment of PIP Costs. The PIP Reserve shall be held by Agent as Collateral. In the event of any continuing Event of Default under this Agreement as a result of which the Obligations have been accelerated, any part or all of the PIP Reserve may be applied, at the option of the Agent, to cure any such Event of Default or to any of the Obligations hereby secured and, in refunding any part of said reserve fund, the Agent may deal with whomever is the record owner of such property at that time. Provided no Event of Default as a result of which the Obligations have been accelerated is in existence and provided there are sufficient amounts in the PIP Reserve, Agent shall disburse to the applicable Credit Party the amount incurred by the applicable Credit Party with respect to PIP Costs as provided on Exhibit 7.18.

(vi)     sixth, an amount equal to the greater of: (a) 65% of the remaining Consolidated Net Cash Flow (after payment of the amounts set forth in (i) through (v) above) and (b) $2,000,000.00, to the payment of principal on the Loan, pro rata among the Lenders with respect to such amounts owing thereto (the “Amortization Payment”). The foregoing notwithstanding, the requirement to make the Amortization Payment shall cease, once and for so long as the following criteria have been met:

(a)       The Consolidated Leverage Ratio shall not exceed sixty percent (60%);

(b)       The principal balance of the Loan shall not exceed the Mortgaged Assets Mortgageability Amount; and

(c)       The Mortgaged Assets Leverage Ratio shall not exceed sixty percent (60%).

(vii)        seventh, $335,000.00 shall be deposited into a non-interest bearing account (the “Common Distribution Reserve”) for the payment of distributions. The Common Distribution Reserve shall be held by Agent as Collateral. In the event of any continuing Event of Default under this Agreement, any part or all of the Common Distribution Reserve may be applied, at the option of the Agent, to cure any such Event of Default or to any of the Obligations hereby secured and, in refunding any part of said reserve fund, the Agent may deal with whomever is the record owner of such property at that time. Provided no Event of Default is in existence and provided there are sufficient amounts in the Common Distribution Reserve, Agent shall disburse to the applicable Credit Party the amount incurred by the applicable Credit Party with respect to costs related to the ownership of the Real Estate previously approved in writing by Agent within ten (10) Business Days following the receipt by Agent of a written request from such Credit Party for disbursement from the Common Distribution Reserve and delivery of all other items reasonably required by Agent in connection with such request; and

(viii)       Eighth, funds remaining in the Collection Account shall be released to Borrower.

(d)         To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Agent, for the benefit of the Lenders, a first priority continuing security interest in and to, whether now owned or existing or hereafter acquired or arising and regardless of where located, each Account including each of the reserves established pursuant to this §7.18, all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to any such Account, and all proceeds of the foregoing.

§7.19      Keepwell. Each Credit Party that is a Qualified ECP Party at the time that this Credit Agreement becomes effective with respect to any Hedge Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Party”) to honor all of its obligations under this Credit Agreement in respect of Hedge Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Party’s obligations and undertakings under this §7.19 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Party under this §7.19 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Party intends this §7.18 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Party for all purposes of the Commodity Exchange Act.

§7.20      Rate Cap. At all times from the date hereof until the applicable Maturity Date, Borrower shall maintain the Rate Cap.

§7.21      REIT Status. REIT will at all times comply with all applicable provisions of the Code necessary to allow REIT to qualify for status as a real estate investment trust and will at all times elect to be taxed as real estate investment trust pursuant to the Code.

§7.22      Hotel Documents.

(a)        The Credit Parties will duly perform and comply, and cause each Master Tenant to perform and comply, with all of the terms and conditions of the Hotel Documents in all material respects. The Credit Parties will promptly notify the Administrative Agent in writing upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a written notice from any franchisor or any of its agents or Affiliates which has the potential to result in a termination or cancellation of any of the Hotel Documents. Without limiting the foregoing:

(b)       Except as provided for herein, the Credit Parties and/or each Master Tenant shall maintain each Hotel Document, as applicable, in full force and effect, and shall, in a timely manner, take all commercially reasonable action necessary to preserve the rights of Fee Owner and Operating Tenant, and their respective successors and assigns, thereunder, and pay all amounts due thereunder, subject to a good faith right of contest.

(c)        The Credit Parties and/or each Master Tenant’s respective interests in the Management Agreement, the Hotel Lease and the Franchise Agreement shall not be subject to any claim, setoff, or encumbrance, other than pursuant to a Security Document or, in the case of a Master Tenant, the related Master Lease, Assignment of Leases and Rents and Security Agreement.

(d)        No action by Agent shall constitute any assumption by Agent of any obligations under the Management Agreement, the Hotel Lease or the Franchise Agreement unless the Agent specifically assumes same in writing; and Borrower shall continue to be liable for any and all respective obligations of the applicable party thereunder. Except if caused by Agent’s or any Lender’s gross negligence or willful misconduct, Borrower hereby agrees to indemnify and hold Administrative Agent and each Lender harmless against and from any actual out-of-pocket loss, cost, liability or expense (including, but not limited to, reasonable attorneys’ fees) incurred by Agent and any Lender and resulting from any failure of a Credit Party or Master Tenant to perform any and all of its respective obligations under the Management Agreement, the Hotel Lease or the Franchise Agreement.

(e)        During the existence of an Event of Default, Agent shall have the right (but shall have no obligation) to take, in its name or in the name of a Mortgaged Property Owner and/or Master Tenant, such action as Agent may at any time reasonably determine to be necessary or advisable to cure any default under the Management Agreement, the Hotel Lease or the Franchise Agreement or to protect the rights of Agent and Lenders thereunder. Neither Agent nor any Lender shall incur any liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and each Credit Party hereby agrees, jointly and severally, to hold Agent and each Lender free and harmless from any actual out-of-pocket loss, cost, liability or expense (including, but not limited to, reasonable attorneys’ fees) now or hereafter incurred in connection with such action unless such liability arose from the grossly negligent or reckless act or omission of Agent or any Lender.

(f)        Each Credit Party hereby irrevocably constitutes and appoints Agent as its attorney-in-fact, which appointment is effective immediately but exercisable only after the occurrence of an Event of Default that is continuing hereunder or under any of the other Loan Documents, in such Credit Party’s or Master Tenant’s (in the exercise of a Subsidiary Guarantor’s rights under the applicable Master Lease, Assignment of Leases and Rents and/or Security Agreement) name or in Agent’s name, to enforce all rights of Mortgaged Property Owner or Master Tenant (in the exercise of a Subsidiary Guarantor’s rights under the applicable Master Lease, Assignment of Leases and Rents and/or Security Agreement) under the Management Agreement, the Hotel Lease and/or the Franchise Agreement, as applicable; provided, however, Agent shall have no obligation to enforce such rights.

(g)       Except as otherwise notified by Agent during any period in which an Event of Default shall exist, each Credit Party and Master Tenant shall have the right to exercise each of their respective rights under the Management Agreement, the Hotel Lease and the Franchise Agreement, as applicable; provided, however, neither any Credit Party nor any Master Tenant shall cancel or amend the Management Agreement, the Hotel Lease or the Franchise Agreement or do, omit to do, or suffer to be done any act which would terminate the Management Agreement, the Hotel Lease or the Franchise Agreement; and

(h)        Subject in each instance to the terms of each Collateral Assignment of Hotel Management Agreement, Borrower shall not permit the Manager to (i) maintain in its own name any of the accounts for the operation of a Mortgaged Property, (ii) hold in its own name any of the Licenses or Permits for the management or operation of a Mortgaged Property, except for such Licenses and Permits as to which (x) the Agent has been provided with notice as to the License or Permit which will be in the name of the Manager and (y) the Manager or Master Tenant shall execute such documentation as may be reasonably required by the Agent to grant to Agent, a first security interest in and to the said License or Permit, or (iii) own any of the personal property to be used in the operation of a Mortgaged Property.

§7.23     Capital Event. If any Capital Event shall occur with respect to any Credit Party or its Subsidiary, the Net Proceeds of such Capital Event shall be used to paydown the outstanding principal balance of the Loan as required under §3.2.

§7.24     Ownership of Borrower. The REIT shall at all times own 90% of the Equity Interests in the Borrower.

§7.25     Fees to Affiliates. Subject to the terms of any Assignment of Management Agreement entered into by the Agent and an Affiliate of any Credit Party, any fees or other payments payable by any Credit Party under any property management agreement, asset management agreement, advisory agreement or any other similar agreement to any Person that is an Affiliate of any Credit Party shall be subordinated to this Loan pursuant to a subordination agreement in form and substance reasonably satisfactory to the Agent. The foregoing notwithstanding, with respect to property management fees only, fees due to any Person that is an Affiliate of any Credit Party that exceed 4% of the Net Operating Income of such applicable Credit Party shall be subordinate to the Loan.

§8.           NEGATIVE COVENANTS. The Credit Parties covenant and agrees that, so long as the Loan or Note is outstanding:

§8.1      Restrictions on Indebtedness. The Property Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)       Indebtedness to the Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;

(b)       Indebtedness of the Credit Parties to any other lender relating to any Hedge Obligations;

(c)       current liabilities of the Property Parties incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d)       judgment not constituting an Event of Default;

(e)       endorsements for collection, deposit or negotiation; and

(f)        Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8.

In addition to the foregoing, until the REIT achieves a maximum Consolidated Leverage Ratio of 60% and the outstanding balance of the Loan is reduced to the lesser of (i) the Mortgaged Assets Mortgageability Amount and (ii) a maximum Mortgaged Assets Leverage Ratio of 60%, the REIT, the Borrower and its Subsidiaries shall be prohibited from incurring any additional Indebtedness or providing any recourse or guarantees of Indebtedness of any kind.

§8.2       Restrictions on Liens, Etc. The Credit Parties will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been become due, any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors unless same are being contested as permitted under the Loan Documents; (d) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (e) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower may create or incur or suffer to be created or incurred or to exist:

(i)        (A) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than the Collateral and any direct or indirect interest of Borrower in any Subsidiary of Borrower;

(ii)       deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, bids, trade contracts (other than Indebtedness), purchase contracts, statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(iii)       encumbrances on a Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Borrower is a party (including, without limitation, the Hotel Leases), purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(iv)      Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(v)       Customary banker’s liens on the Other Deposit Accounts permitted to be maintained by a Credit Party under this Agreement; and

(vi)      Liens and encumbrances on a Mortgaged Property expressly permitted under the terms of the Mortgage relating thereto.

§8.3       Restrictions on Investments. No Credit Party will make or permit to exist or to remain outstanding any Investment except Investments in:

(a)        marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or Subsidiary Guarantor;

(b)       marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)       demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)       securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e)       shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (d) and have total assets in excess of $50,000,000;

(f)        the Other Deposit Accounts; or

(g)       Investments by Borrower in Subsidiaries of Borrower, approved by the Agent in its sole discretion, with all such existing Investments being deemed approved, which own and operate US-based, operating, limited service hospitality real estate assets with respect to which Borrower at all times (i) holds at least one hundred percent (100.0%) of the ownership interests, with the exception of the limited economic interests held by certain third parties in such Subsidiaries, and (ii) controls the day to day management and operation, of such Subsidiary. Investments in Unconsolidated Affiliates of the Borrower or Affiliates and Subsidiaries with respect to which Borrower does not hold such ownership or control shall be strictly prohibited at all times during the term of this Agreement.

§8.4       Merger, Consolidation; Acquisitions. No Credit Party or any Subsidiary (other than an inactive or immaterial Subsidiary) will become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition, in each case without the prior written consent of the Agent except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Subsidiary Guarantor) with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Subsidiary Guarantor.

§8.5       Sale and Leaseback. The Credit Parties will not enter into any arrangement, directly or indirectly, whereby any Credit Party shall sell or transfer any Real Estate owned by it in order that then or thereafter such Credit Party shall lease back such Real Estate without the prior written consent of Agent.

§8.6       Compliance with Environmental Laws. None of the Credit Parties will do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Credit Party’s business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws), except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 could not reasonably be expected to have a Material Adverse Effect.

The Credit Parties shall:

(i)        in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by such Laws (including, without limitation, the conducting of engineering tests at their sole expense) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Real Estate in violation of applicable Environmental Laws; and

(ii)       if any Release or disposal of Hazardous Substances which the Credit Parties or their Subsidiaries may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose such Credit Parties or their Subsidiaries to liability shall occur or shall have occurred on any Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate by the Credit Parties), the relevant Credit Party shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Real Estate in material compliance with all applicable Environmental Laws; provided, that each of the Credit Parties and their Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event in accordance with applicable law to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings. The Agent may, at its own cost and expense, engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein with respect to the Mortgaged Properties.

At any time after an Event of Default shall have occurred hereunder and during the continuance thereof, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Mortgaged Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Mortgaged Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Mortgaged Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Mortgaged Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Mortgaged Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws or which otherwise may expose such Person to liability under Environmental Laws, or that any of the Mortgaged Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Mortgaged Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Mortgaged Property and (ii) whether the use and operation of such Mortgaged Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Mortgaged Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7       Distributions. Except as provided below, the REIT shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that so long as no Default or Event of Default would result therefrom the REIT may make distributions not to exceed the current distribution rate of seven percent (7%) per annum in effect as of the Closing Date, and the Borrower may make distributions to its third party Equity Interest owners. Further, so long as the Loan and the Note remain outstanding, the REIT shall not change its distribution strategy or repurchase or redeem equity without the prior written approval of Agent (other than redemptions upon death or disability consistent with past practices). Upon a Default or Event of Default which remains in existence, the REIT will be restricted from making any Restricted Payments other than those required to maintain REIT status. If any monetary or bankruptcy related Default shall occur and be continuing, including any Default pursuant to §§12.1(a), 12.1(b), 12.1(f), 12.1(g), 12.1(h), or 12.1(i), or if there is an Event of Default resulting in acceleration of the Maturity Date, Borrower and Guarantor will not be permitted to make any distributions.

§8.8       Restriction on Prepayment of Indebtedness. The Credit Parties will not (and will not permit their respective Subsidiaries) to (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations and the Hedge Obligations; other than in connection with any required repayment upon a casualty or condemnation, and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.

§8.9        Zoning and Contract Changes and Compliance. Without, in each instance, having obtained Agent’s prior written consent:

(a)           No Credit Party shall initiate or consent to any zoning reclassification of any of its Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any Mortgaged Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation; and

(b)           No Credit Party shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Mortgaged Property.

§8.10     Derivatives Contracts. Borrower shall not, and shall not cause or permit any or its Subsidiaries to contract, create, incur, assume or suffer to exist any Derivatives Contracts except for the Rate Cap and except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations). All Derivative Contracts (including, without limitation, any and all guarantees provided in connection therewith) shall at all times be in compliance, in all material respects, with the Commodity Exchange Act and all CFTC Regulations.

§8.11    Transactions with Affiliates. Neither the Credit Parties not their Subsidiaries shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.12     Asset Sales. The Credit Parties shall not, and shall not cause or permit their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset without the prior written approval of the Agent in its sole discretion and further provided that (a) the Credit Parties will remain in compliance with the covenants set forth in §9 after giving effect to the subject transaction, and (b) the Net Proceeds of such Capital Event shall be paid to the Agent as and to the extent required under §3.2.

§9.           FINANCIAL COVENANTS.As long as the Loan or Note is outstanding, the REIT and its Subsidiaries which are required to be consolidated for financial reporting under GAAP shall be in compliance with each of the following:

§9.1       Consolidated Leverage Ratio. Prior to the Initial Maturity Date, the Consolidated Leverage Ratio shall not exceed seventy percent (70%). From and after the Initial Maturity Date, the Consolidated Leverage Ratio shall not exceed sixty percent (60%).

§9.2       Fixed Charge Coverage Ratio. The ratio of Adjusted Consolidated EBITDA, determined for the most recently ended calendar quarter, to Consolidated Fixed Charges for the most recently ended calendar quarter, shall not be less than 1.25 to 1.0.

§9.3       Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth shall be not less than $90,000,000 plus eighty percent (80%) of the Net Proceeds (based upon GAAP book value) received by the REIT or the Borrower at any time from Equity Issuance by any Credit Party or any Subsidiary (whether common, preferred or otherwise) after the date of this Credit Agreement.

§9.4       Net Equity. For each calendar quarter commencing with the calendar quarter ending December 31, 2017, the REIT shall raise a minimum of $10,000,000 of Net Equity.

§10.       CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent:

§10.1     Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2     Certified Copies of Organizational Documents. The Agent shall have received from each Credit Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Mortgaged Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Borrower, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3     Resolutions. All action on the part of each Credit Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4    Incumbency Certificate; Authorized Signers. The Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Credit Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Credit Party and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Conversion/Continuation Requests and to give notices and to take other action on behalf of such Credit Party under the Loan Documents.

§10.5     Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Credit Parties in form and substance reasonably satisfactory to the Agent.

§10.6      Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.7     Performance; No Default. The Credit Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default hereunder and the Credit Parties shall be in compliance with and there shall be no default with respect to any other Indebtedness of the Credit Parties.

§10.8     Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents or otherwise made by or on behalf of the Credit Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9     Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s Special Counsel may reasonably require.

§10.10  Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Mortgaged Property included in the Collateral as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance satisfactory to the Agent.

§10.11   Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating pro forma compliance with each of the covenants calculated therein as of the last day of the Borrower’s most recently completed fiscal quarter for which financial results have been reported with an appropriate adjustment for Net Equity raised subsequent to the end of such fiscal quarter.

§10.12   Appraisals. The Agent shall have received Appraisals of each of the Hotel Properties and for all Real Estate owned by Borrower and its Subsidiaries in form and substance satisfactory to the Agent and the Lenders, and the Agent shall have determined an Appraised Value for such Mortgaged Properties.

§10.13   Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary shareholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14   Financial Statements. The Agent shall have received the most recent available (i) financial statements for Guarantor, and (ii) operating financial statements and STR reports for each asset owned by the Borrower and its subsidiaries;

§10.15   Rate Cap. Borrower shall enter into an interest rate cap in the notional amount of not less than $26,000,000.00 and a strike rate of not greater that two percent (2%) with a term that expires no earlier than the Maturity Date (the “Rate Cap”), and the Agent, on behalf of the Lenders, shall have received a first priority assignment of such rate cap in form and substance reasonably satisfactory to the Agent. Borrower shall execute any and all additional documentation reasonably requested by Agent in order to collaterally assign to the Agent all of Borrower’s right, title and interest in and to such interest rate cap as security for the Obligations hereunder.

§10.16   Hotel Agreements. The Agent shall have received executed copies of the Hotel Documents and a so-called “comfort letter,” in form and substance reasonably satisfactory to Agent, issued by the applicable franchisor in favor of Agent with respect to the Franchise Agreements (the “Comfort Letter”).

§10.17   Master Lease Subordination Agreements. The Master Lease Subordination Agreements shall have been executed and delivered to Agent.

§10.18  Settlement Statements. The Agent shall have received copies of sources and uses for the Acquisition in form and substance acceptable to Agent.

§10.19   Unrestricted Cash. The Agent shall have received evidence, in form and substance satisfactory to Agent, that the Borrower has a minimum of $5,000,000.00 in unrestricted cash contained in an account located at (but not pledged to) the Agent (the “Unrestricted Cash Account”). Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, neither the Agent nor any Lender shall have a security interest in the Unrestricted Cash Account (other than statutory rights of setoff or banker’s liens in favor of the Agent for normal and customary fees charged by the Agent in respect of the maintenance and servicing of such account).

§10.20   Acquisition. The Agent shall have received evidence that all conditions precedent to the Acquisition, other than funding of the purchase price, shall have been (or, concurrently with the funding of the purchase price will be) satisfied.

§10.21   Material Change. No material adverse change shall have occurred in the financial condition, business, affairs, operations or control of Borrower or any Guarantor, since the date of their respective financial statements most recently delivered to the Agent. No action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority which would have, in the Agent’s reasonable judgment, a material adverse effect on the Borrower, Guarantor or any of their respective Subsidiaries or any transaction contemplated thereby or on the ability of the Credit Parties to perform their obligations hereunder or under the other Loan Documents.

§10.22   Reserves. The Borrower shall have deposited $5,898,000.00 in the PIP Reserve and shall have funded the other reserves described in §7.18, to the extent required by Agent.

§10.23   Accounts. The Credit Parties shall have opened the Accounts described in §7.18 and shall have transferred all available cash and distributions into such Accounts within ten (10) Business Days of the date hereof, including a minimum of $2,000,000 to the Distribution account and $205,100 into the Non-collateral T&I reserve account.

§10.24   Fees. All fees payable pursuant to §4.2 shall have been paid to the Agent.

§10.25   Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.         INTENTIONALLY DELETED.

§12.         EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1     Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)       the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)       the Borrower shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable, or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)       any of the Credit Parties or any of their respective Subsidiaries shall fail to perform or shall violate any other term, covenant or agreement contained in §8.1, §8.2, 8.3, §8.4, §8.5, §8.7, §8.8, §8.10, §8.12 or §9 (other than those specified in the other subclauses of this §12, if any);

(d)       any of the Credit Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof;

(e)       any material representation or warranty made by or on behalf of the Credit Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)       any of the Credit Parties or their Subsidiaries (or any Affiliate of the Advisor, the Credit Parties or their Subsidiaries that derives income from the REIT) shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of notice and grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness; provided that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(f), involve singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $1,000,000;

(g)       any of the Credit Parties or their Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing, in a legal proceeding, its general inability to pay or shall generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)       a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Credit Parties or their Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(i)       a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Credit Parties or their respective Subsidiaries or adjudicating any such Person bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)       there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days one or more uninsured or unbonded final judgments against any Credit Party or their respective Subsidiaries that, either individually or in the aggregate, exceeds $10,000,000;

(k)       any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or hereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity, or other legal proceeding to cancel, revoke, rescind or challenge the validity or enforceability any of the Loan Documents shall be commenced by or on behalf of any of the Credit Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)       RESERVED;

(m)       any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents;

(n)       with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Borrower or any Subsidiary Guarantor to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,000,000.00 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)       failure to remediate within the time period permitted by law or governmental order (or within a reasonable time given the nature of the problem if no specific time period has been given) material environmental problems related to any Mortgaged Property;

(p)       any Change of Control shall occur;

(q)       an Event of Default under any of the other Loan Documents shall occur;

(r)       any Management Agreement shall be amended or modified (in any material respect) or terminated, or any Mortgaged Property shall change its “flag,” in any case without the consent of Agent;

(s)       a material default by Master Tenant has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any replacement Franchise Agreement approved by the Agent hereunder), as a result of which default the Franchisor thereunder gives notice of termination or cancellation of the Franchise Agreement (or any replacement Franchise Agreement), or any expiration or other termination of the Franchise Agreement (or any replacement Franchise Agreement) unless prior to or concurrently with any such expiration or termination Borrower has entered into a replacement Franchise Agreement approved by the Agent in its sole discretion;

(t)       an event of default or termination event (each as defined under the applicable Derivatives Contract) with respect to Borrower shall occur and be continuing under any Hedge Obligations;

(u)       Brett C. Moody no longer serves as Chairman of the Board, Chief Executive Officer and President of the REIT; or

(v)       Advisor no longer serves as advisor of the Borrower and/or advisor of the REIT.

then, and upon any such Event of Default and during the continuation thereof, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Credit Parties fail to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including attorneys’ fees incurred by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.3      Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Credit Parties, such monies shall be distributed for application as follows:

(a)       First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)       Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy but excluding Hedge Obligations) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; and (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata;

(c)       Third, to any Hedge Obligations owed to the Agent or the Lenders, pro rata; and

(d)       Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.        SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to the Credit Parties and any securities or other property of the Credit Parties in the possession of such Lender or any Affiliate may, without notice to any Credit Party (any such notice being expressly waived by the Credit Parties) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Credit Parties to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Credit Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14. THE AGENT.

§14.1      Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2      Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3      No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”

§14.4      No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Credit Parties or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Credit Parties or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Credit Parties or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5      Payments.

(a)       A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Overnight Rate from time to time in effect.

(b)       If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6      Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7      Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Credit Parties as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8      Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9      Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10    Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of the Collateral within such period with respect to the Mortgaged Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Credit Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12    Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Credit Parties, (a) Credit Parties will enter into leases or rental agreements covering Mortgaged Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Mortgaged Property may be subject to a Taking, (c) a Credit Party may desire to enter into easements or other agreements affecting the Mortgaged Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Credit Parties Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Mortgaged Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Credit Parties’ business.

§14.13    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14    Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15    Credit Parties Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by any Credit Party, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Credit Parties.

§14.16    Defaulting Lenders.

(a)       Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)       Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in §10 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Intentionally Deleted.

(iv)       Intentionally Deleted.

(v)        During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)      Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17     Reliance on Hedge Provider.For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Credit Parties agrees to pay (a) the reasonable costs incurred by Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, (c) all title insurance premiums, engineer’s fees incurred by Agent, costs incurred by Agent with respect to environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent and the Arranger incurred in connection with the preparation, interpretation or administration of the Loan Documents and other instruments mentioned herein (including any amendments and waivers), the addition, substitution or release of additional Mortgaged Properties or other Collateral, the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of the Loan, and (e) the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof including travel costs and legal fees of Agent and Arranger, and (f) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the expenses of each Lender with respect to the enforcement of or preservation of rights under any of the Loan Documents against the Credit Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, Arranger or any of the Lenders’ relationship with the Credit Parties (provided that any attorneys’ fees and costs pursuant to this clause (f) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees, costs and disbursements) which may be incurred by Agent or Arranger in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.         INDEMNIFICATION.

 The Credit Parties, jointly and severally, agree to indemnify and hold harmless the Agent, the Arranger, the Lenders and each director, officer, employee, agent and Affiliate thereof and any Person who controls the Agent or any Lender, and their respective successors and assigns, against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, obligations, penalties, judgments, damages, costs and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Mortgaged Properties or the Loans by parties claiming by or through Borrower, (b) any condition of the Mortgaged Properties or any other Real Estate, (c) any actual or proposed use by the Credit Parties of the proceeds of the Loan, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Credit Parties, (e) the Credit Parties entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Mortgaged Properties or any other Real Estate, (g) with respect to the Credit Parties and their respective properties and assets, subject to any limitations set forth in the Indemnity Agreements, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by the Credit Parties, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Credit Parties shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel (in addition to any local counsel deemed necessary by the indemnitees) and, if there is more than one Lender hereunder, one additional counsel to represent the Lenders as a group. In addition to the foregoing indemnity, the Credit Parties agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Credit Parties under this §16 are unenforceable for any reason, the Credit Parties hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.         SURVIVAL OF COVENANTS, ETC.

 All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Credit Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and all such covenants and agreements shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding. The indemnification obligations of the Credit Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.

§18.        ASSIGNMENT AND PARTICIPATION.

§18.1       Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loan at the time owing to it and the Notes held by it; provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (b) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit G annexed hereto, together with any Notes subject to such assignment, (c) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Credit Party, and (d) such assignee shall acquire an interest in the Loans of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, any Credit Party.

§18.2       Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

§18.3      New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4      Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Law, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Credit Parties; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.7), (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its participants, and the amount and terms of its participations (the “Participant Register”) provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender and the Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

§18.5       Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6       No Assignment by Credit Parties. The Credit Parties shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7       Disclosure. The Credit Parties agree to promptly cooperate with any Lender in connection with any proposed permitted assignment or participation of all or any portion of its Commitment. The Credit Parties agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information, obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, subject to the provisions of this §18.7. Each Lender agrees for itself that it shall in accordance with its customary procedures hold confidential all non-public information obtained from Credit Parties that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7 and sign a confidentiality agreement reasonably acceptable to Borrower), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§19.         NOTICES. Each notice, demand, election or request (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
1200 Abernathy Road NE, Suite 1550
Atlanta, Georgia 30328
Attention: Jennifer L. Power, Vice President

and

Riemer & Braunstein LLP
Three Center Plaza, 6th Floor
Boston, Massachusetts 02108
Attn: Kevin J. Lyons, Esquire

If to the Borrower:

MOODY NATIONAL OPERATING PARTNERSHIP II, LP
c/o Moody National Companies
6363 Woodway Drive, Suite 110
Houston, Texas 77057
Attention: Brett C. Moody, CEO
Attention: Mary Smith, General Counsel

With a copy to:

Moody National Companies
6363 Woodway Drive, Suite 110
Houston, Texas 77057
Attention: Mary Smith, Esquire

Gresham Savage Nolan & Tilden, PC
550 West C Street, Suite 1810
San Diego, California 92101
Attention: Jerome A. Grossman, Esquire

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.        RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Credit Parties arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Credit Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWER, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER, THE AGENT AND THE LENDERS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF THE BORROWER EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22.        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.        ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.        DEALINGS WITH THE CREDIT PARTIES.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Credit Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document may be given, and any term of this Agreement, any other Loan Document or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any Guarantor of any terms of this Agreement, any other Loan Document or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a reduction in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.7); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of Borrower, any Guarantor or any Collateral except as otherwise permitted hereunder; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§28.        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.        TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Credit Parties under this Agreement and the other Loan Documents.

§30.        NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.        REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.        NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Credit Parties and their Subsidiaries, the Lenders, the Agent, the Lender Hedge Provider, and other Persons party thereto and their respective permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make the Loan, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to lend in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Credit Parties of any development or the absence therefrom of defects.

§33.        PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

§34.        [Intentionally Omitted.]

§35.        [Intentionally Omitted.]

§36.        ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF CREDIT PARTIES.

§36.1      Attorney-in-Fact. Each Credit Party hereby irrevocably appoints Borrower as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2       Waiver of Automatic or Supplemental Stay. Each of the Credit Parties covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any other Credit Party at any time following the execution and delivery of this Agreement, it shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against such Credit Party or against any property owned by such Credit Party.

§36.3       Waiver of Defenses. To the extent permitted by applicable law, each of the Credit Parties hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)           Any right to require Agent or the Lenders to proceed against the other Credit Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Credit Party hereunder or under any other Loan Document;

(b)           The defense of the statute of limitations in any action hereunder or the payment of performance of any of the Obligations;

(c)           Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)           Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)           Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to the Credit Parties pursuant to the Loan Documents or as are required to be delivered under any mandatory provision of law), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Credit Party, Agent, any Lender, any endorser or creditor of the Credit Parties or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f)            Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Credit Party or the rights of a Credit Party to proceed against the other Credit Parties for reimbursement, or both;

(g)           Any right or claim of right to cause a marshaling of the assets of any Credit Party;

(h)           Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this §36.3;

(i)            Any duty on the part of Agent or any Lender to disclose to the Credit Parties any facts Agent or any Lender may now or hereafter know about the Credit Parties or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Credit Party intends to assume or has reason to believe that such facts are unknown to any Credit Party or has a reasonable opportunity to communicate such facts to the Credit Parties, it being understood and agreed that each Credit Party is fully responsible for being and keeping informed of the financial condition of the other Credit Parties, of the condition of the Mortgaged Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by the Credit Parties hereunder and under the other Loan Documents;

(j)            Any inaccuracy of any representation made by or on behalf of any Credit Party contained in any Loan Document;

(k)           Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l)            Subject to compliance with the provisions of this Agreement, any sale or assignment by a Credit Party or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(m)          Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n)           Any lack of commercial reasonableness in dealing with the Collateral;

(o)           Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(p)           An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Credit Parties) or any other stay provided under any other Debtor Relief Law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against any Credit Party or the Collateral owned by it;

(q)           Any modifications of the Loan Documents or any obligation of the Credit Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other Debtor Relief Law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(r)            Any release of a Credit Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(s)           Any action, occurrence, event or matter consented to by the Credit Parties under any provision hereof, or otherwise;

(t)            The dissolution or termination of existence of any Credit Party;

(u)           Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(v)           Any defense of any other Credit Party, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;

(w)           To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which such Credit Party might otherwise be entitled, it being the intention that the obligations of the Credit Parties hereunder and under the other Loan Documents, to the extent that they constitute guaranty or surety obligations, are absolute, unconditional and irrevocable; or

(x)            Subject to compliance with the provisions of this Agreement and the other Loan Documents, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.

§36.4       Waiver. Each Credit Party waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that such Credit Party may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other Credit Parties) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Credit Parties further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each Credit Party further agrees that upon the occurrence and during the continuation of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to any of the Credit Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other Credit Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Credit Party or its assets under the Loan Documents.

§36.5       Subordination. So long as the Loan is outstanding, (x) each Credit Party hereby expressly waives any right of contribution from or indemnity against any other Credit Party, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (y) acknowledges that it has no right whatsoever to proceed against any other Credit Party for reimbursement of any such payments. In connection with the foregoing, each Credit Party, except to the extent provided in §37, (i) expressly waives any and all rights of subrogation to the Lenders or Agent against the other Credit Parties, (ii) any rights to enforce any remedy which the Lenders or Agent may have against the other Credit Parties and (iii) any rights to participate in any Collateral or any other assets of the other Credit Parties. In addition to and without in any way limiting the foregoing, each Credit Party hereby subordinates any and all indebtedness it may now or hereafter owe to any other Credit Party to all indebtedness of the Credit Parties to the Lenders and Agent, and agrees with the Lenders and Agent that no Credit Party shall claim any offset or other reduction of such Credit Party’s obligations hereunder because of any such indebtedness and, except for payments expressly permitted to be paid, and paid, in accordance with the terms of the Loan Documents, shall not take any action to obtain any of the Collateral or any other assets of the other Credit Parties.

§37.        ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a)       Without limiting any provision of §36, each Subsidiary Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loan made by the Lenders to the Borrower pursuant to this Agreement; that the benefits received by such Subsidiary Guarantor are reasonably equivalent consideration for such Subsidiary Guarantor’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to this Agreement from which the activities of such Subsidiary Guarantor will be supported, the refinancing of certain existing indebtedness of such Subsidiary Guarantor secured by such Subsidiary Guarantor’s Collateral Property from the proceeds of the Loan, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Mortgaged Property owned by such Subsidiary Guarantor were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Subsidiary Guarantor is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Guarantor desires to enter into an allocation and contribution agreement with each other Subsidiary Guarantor as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Guarantors as and to the extent set forth in §36.

(b)       In the event any one or more Subsidiary Guarantors (any such Subsidiary Guarantor, a “Funding Guarantor”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Guarantor’s payment of and/or performance on the Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned by such Funding Guarantor (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loan and the satisfaction of all of Subsidiary

Guarantors’ other obligations under the Loan Documents (other than surviving indemnity obligations as to which no claims is then pending), such Funding Guarantor shall be entitled to contribution from each benefited Subsidiary Guarantor for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Guarantor’s then current Allocable Principal Balance.

(c)       Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor. If a Subsidiary Guarantor (a “Defaulting Guarantor”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Guarantors’ other obligations to Lenders (other than surviving indemnity obligations as to which no claims is then pending) or (b) the date which is 91 days after the payment in full of the Loan, the Funding Guarantor to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Guarantor, including the right to receive a portion of such Defaulting Guarantor’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Guarantor failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Guarantor, all other Subsidiary Guarantors shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d)       In the event that at any time there exists more than one Funding Guarantor with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Guarantors pursuant hereto shall be equitably allocated among such Funding Guarantors. In the event that at any time any Subsidiary Guarantor pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Guarantor shall be deemed to be a Funding Guarantor to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Guarantors in accordance with the provisions of this §37.

    (e)        It is the intent of each Subsidiary Guarantor, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Subsidiary Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Guarantor in such proceeding as a result of Applicable Law, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Guarantor under the Avoidance Provisions, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Guarantor for payment on account of the Obligations, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

 IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership

By:	Moody National REIT II, Inc., a Maryland corporation, its General partner

	By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

Acknowledged and Agreed:

MOODY NATIONAL REIT II, INC., a Maryland corporation

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

MOODY NATIONAL 1 POLITO LYNDHURST HOLDING, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

MN LYNDHURST VENTURE, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

  [SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

MOODY NATIONAL INTERNATIONAL-FORT WORTH HOLDING, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

MN FORT WORTH VENTURE, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

MN REIT II TRS, INC.

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

AGENT AND LENDER:

KEYBANK NATIONAL ASSOCIATION, a national banking association, individually and as Agent

By:	/s/ Jennifer L. Power
Name:	Jennifer L. Power
Title:	Vice President

KeyBank National Association

1200 Abernathy Road NE, Suite 1550
Atlanta, Georgia 30328
Attention: Jennifer L. Power, Vice President

Telephone: 770-510-2101

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

EXHIBIT A

FORM OF NOTE

PROMISSORY NOTE

$70,000,000.00	_________ __, 2017

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to [_________________________________________] (“Payee”), or order, in accordance with the terms of that certain Term Loan Agreement, dated as of [________ ___], 2017, as from time to time in effect, among MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (the “Borrower”), KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (as amended, restated or other modified, the “Loan Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of [_______________________AND ___/100 DOLLARS ($______________)], or such amount as may be advanced by the Payee under the Loan Agreement, with daily interest from the date thereof, computed as provided in the Loan Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Loan Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Loan Agreement. Interest shall be payable on the dates specified in the Loan Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Payments hereunder shall be made to the Agent for the Payee at [127 Public Square, Cleveland, Ohio 44114-1306], or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

Exhibit A-3

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

Time is of the essence with respect to every provision hereof.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by Applicable Law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[Remainder of Page Intentionally Blank]

Exhibit B-4

IN WITNESS WHEREOF, the undersigned has by its duly authorized representative executed this Note on the day and year first above written.

MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership

By: Moody National REIT II, Inc., a Maryland corporation, its General Partner

By:
Name:	Brett C. Moody
Title:	President

Exhibit A-1

EXHIBIT B

Intentionally deleted

Exhibit B-1

EXHIBIT C

FORM OF CONVERSION/CONTINUATION REQUEST

KeyBank National Association, as Agent
1200 Abernathy Road NE, Suite 1550

Atlanta, GA 30328

Attention: Jennifer L. Power, Vice President

Ladies and Gentlemen:

Reference is hereby made to that certain Term Loan Agreement, dated as of _____________ __, 2017 (as the same may hereafter be amended, the “Loan Agreement”), among Moody National Operating Partnership II, LP (the “Borrower”), the other Credit Parties thereto from time to time, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Loan Agreement are used herein with the meanings so defined.

Loan. The undersigned Borrower on behalf of Borrower hereby requests the conversion or continuation of a Loan under the Loan Agreement as follows:

Principal Amount to be converted/continued: $__________
Current Type (LIBOR Rate, Base Rate):

If applicable, end date of current Interest Period:
Effective date of election1:

Elected Type (LIBOR Rate, Base Rate):
Interest Period for LIBOR Rate Loans:

2.        No Default. If this request relates to the conversion of any portion of the loan into, or continuation of any portion of the Loan as, a LIBOR Rate Loan, the undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies that the Credit Parties are in compliance with all covenants under the Loan Documents and no Default or Event of Default has occurred and is continuing.

[Signature on Next Page]

1 Which must be a Business Day.

C-1

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership

By:	Moody National REIT II, Inc., a Maryland
corporation, its General Partner

By:
	Name:	Brett C. Moody
	Title:	President

C-2

EXHIBIT D

INTENTIONALLY DELETED

D-1

EXHIBIT E

INTENTIONALLY DELETED

E-1

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Term Loan Agreement, dated as of ____________ __, 2017, by and among MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, a national banking association, individually and as Agent (as the same may hereafter be amended, the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.       Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2.       Assignment.

(a)       Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Commitment in the amount of $_______________ representing a Commitment Percentage equal to ______%, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all the Loan with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)       Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement, which obligations shall include, but shall not be limited to, the obligation to lend to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.       Representations and Requests of Assignor.

(a)       Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Note is $____________, and (iii) that it has forwarded to the Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loan, the continued solvency of the Borrower or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower which may be realized upon for the repayment of the Loan, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)       Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

4.       Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the value of the assets of the Borrower, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Credit Parties, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes. Assignee agrees that Borrower may rely on the representation contained in this §4.

5.       Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Loan owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6.       Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

7.       Effectiveness.

(a)       The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)       Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement.

(c)       Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)       All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.       Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

                Notice Address:     ____________________________
   ____________________________
   ____________________________
   Attn:________________________
   Facsimile:

Domestic Lending Office: Same as above

Eurodollar Lending Office: Same as above

9.       Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10.       Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.       Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.       Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.       Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

MOODY NATIONAL OPERATING PARTNERSHIP II, LP [delete if inapplicable]

By:
Title:

EXHIBIT NCF

NET CASH FLOW SPREADSHEET

Exhibit NCF – Page 1

EXHIBIT 2.6

ACQUISITION SOURCES AND USES

[OPEN]

Exhibit 2.6 – Page 1

EXHIBIT 7.17(a)(i)

MORTGAGED PROPERTY ACCOUNT DISBURSEMENTS

Provided no Event of Default shall then exist, Agent shall apply all funds on deposit in each Mortgaged Property Controlled Account to the following Subaccounts for each Mortgaged Property in the following amounts and order of priority as per Agent’s or its designee’s written instructions:

(a)       First, whether or not an Event of Default exists, and regardless of whether Agent has accelerated the Loan, Agent shall disburse funds on deposit in the Collected Taxes Subaccount to (or at the direction of) the applicable Master Tenant for payment to the relevant tax authorities; provided that at Agent’s election such amounts may be paid directly to such tax authorities; provided, further, that any such amounts shall not constitute Rent payable by such Master Tenant to the applicable Mortgaged Property Owner under the Master Lease (but instead shall be paid out of the Master Tenant’s own funds); provided, further, that the foregoing shall not make Agent liable for payment of the Collected Taxes or for any shortfall thereof;

(b)       Then, payments for monthly Operating Expenses for the applicable period in accordance with the related approved annual budget for such Mortgaged Property shall be deposited into the Operating Expense Subaccount;

(c)       Then, payments for Extraordinary Expenses for the applicable period for such Mortgaged Property approved by Agent, if any, shall be deposited into the Extraordinary Expense Subaccount;

(d)       Then, funds, if any, sufficient to pay the monthly deposit to the Tax and Insurance Escrow Fund for such Mortgaged Property required by the Agent, which amounts shall be deposited in the Tax and Insurance Escrow Subaccount;

(e)       Then, funds sufficient to pay the FF&E Reserve as required by the Agent for such Mortgaged Property, which amounts shall be deposited into the FF&E Subaccount;

(f)       Then, such amounts then remaining after deposits of items (a) through (e) (the “Excess Cash Flow”) as may be necessary to provide the necessary funds (after receipt of the monthly Net Consolidated Cash Flow distributed pursuant to Section 7.17) to make all payments and deposits set forth in Sections 7.18(c)(i) through (vi) of the Credit Agreement, shall be distributed to the Collection Account for further distribution as provided in Section 7.18 of the Credit Agreement.

Exhibit 7.17(a)(i) – Page 1

EXHIBIT 7.18

FF&E/PIP DISBURSEMENTS

1.1.1.   FF&E Funds. Amounts deposited under Section 7.18(c)(iv) shall hereinafter be referred to as Borrower’s “FF&E Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “FF&E Reserve.” Agent may reassess its estimate of the amount necessary for the FF&E Funds from time to time, and may increase the monthly amounts required to be deposited into the FF&E Funds upon thirty (30) days’ notice to Borrower if Agent determines in its discretion that an increase is necessary to maintain the proper maintenance and operation of the Real Estate.

1.1.2.   Disbursements from FF&E Reserve.

(a)       Agent shall make disbursements from the FF&E Reserve to pay, or to reimburse the applicable Credit Party or Master Tenant, for the costs of the FF&E Cost Items only. Agent shall not be obligated to make disbursements from the FF&E Reserve to pay, or to reimburse the applicable Credit Party or Master Tenant, for the costs of routine maintenance to the Real Estate, replacements of inventory or of a type not typically accounted for as an “FF&E” expense or of inventory consumed in the ordinary course of the operation of the Real Estate.

(b)       Agent shall, upon written request from the applicable Credit Party or Master Tenant and satisfaction of the requirements set forth in this Section 1.1.2, disburse to the applicable Credit Party or Master Tenant, as the case may be, amounts from the FF&E Reserve necessary to pay for the actual approved costs of FF&E Cost Items or to reimburse the applicable Credit Party or Master Tenant therefor, upon completion of such FF&E Cost Items (or to pay vendors’ required deposits as provided under the terms of the contract relating to the applicable Credit Party’s purchase of such FF&E Cost Items, or upon partial completion, or to pay required installment payments, in the case of FF&E Cost Items made pursuant to Section 1.1.2(e) hereof) as determined by Agent.

(c)       Each request for disbursement from the FF&E Reserve shall be in a form specified or approved by Agent and shall specify (i) the specific FF&E Cost Items for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the FF&E Cost Items includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any FF&E Cost Items other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each FF&E Cost Items for which such request for disbursement is made. With each request the applicable Credit Party, or Master Tenant, shall certify that all FF&E Cost Items for which such disbursement is requested have been or will be made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Real Estate (or, in the case of a vendor’s required deposit, that such deposit is due and payable). Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided, or for the relevant required vendor’s deposit and, if the applicable Credit Party or Master Tenant is seeking reimbursement rather than payment, evidence satisfactory to Agent of payment of all such amounts. Except as provided in this Section 1.1.2 with respect to required vendor’s deposits or in Section 1.1.2(e) hereof, each request for disbursement from the FF&E Reserve shall be made only after completion of the FF&E Cost Items for which disbursement is requested. Borrower shall provide, or cause Master Tenant to provide, Agent evidence of completion of the subject FF&E Cost Items satisfactory to Agent in its reasonable judgment.

Exhibit 7.18 – Page 1

(d)       Borrower shall pay, or shall cause Master Tenant to pay, all invoices in connection with the FF&E Cost Items with respect to which a disbursement is requested prior to submitting such request for disbursement from the FF&E Reserve or, at the request of Borrower or Master Tenant, Agent shall issue checks, payable to Borrower or Master Tenant, as applicable (or, in respect of any requested check in excess of $25,000, joint checks payable to Borrower or Master Tenant (as applicable) and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a FF&E Cost Items. In the case of payments made by joint check, Agent may require a conditional waiver of lien from each Person who is to receive payment from such payment prior to Agent’s disbursement thereof from the FF&E Reserve. In addition, as a condition to any disbursement, Agent may require Borrower to obtain lien waivers, or conditional lien waivers, from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $100,000.00 for completion of its work or delivery of its materials. Any lien waiver or conditional lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Real Estate by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, if payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)       If (i) the contractor performing such FF&E Cost Items require periodic payments pursuant to terms of a written contract, and (ii) in the case of a FF&E Cost Items the cost of which exceeds $100,000.00, Agent has approved in writing in advance (such approval not to be unreasonably withheld, conditioned or delayed) such periodic payments, a request for reimbursement from the FF&E Reserve may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work or payment of a final installment prior to delivery of the FF&E Cost Items to which such contract relates, (B) the materials for which the request is made are on site at the Real Estate and are properly secured or have been installed in the Real Estate, or delivery thereof is conditioned upon payment of the requested disbursement, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the FF&E Reserve are, in Agent’s reasonable judgment, sufficient to complete such FF&E Cost Items, and (E) if required by Agent in respect of any FF&E Cost Item the cost of which exceeds $100,000 and which involves the performance of work to the Real Estate by a contractor engaged for such purpose, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)        Borrower shall not make a request for disbursement from the FF&E Reserve more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all FF&E Cost Items in any request shall not be less than $5,000.00.

Schedule 1.1 - Page 2

1.1.3.   Performance of FF&E Cost Items.

(a)       Borrower shall make or cause Master Tenant to make FF&E Cost Items when required in order to keep the Real Estate in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Real Estate is located, the brand standards provided in the Franchise Agreement and to keep the Real Estate or any portion thereof from deteriorating. Borrower shall complete or cause Master Tenant to complete all FF&E Cost Items in a good and workmanlike manner as soon as practicable following the commencement of making each such FF&E Cost Items.

(b)       Agent reserves the right, at its option, to approve each contract or work order with any materialman, mechanic, supplier, subcontractor, contractor or other party providing labor or materials in connection with the FF&E Cost Items the total contracted-for payments to which exceed $100,000. Upon Agent’s request with respect to any Mortgaged Property, Borrower shall assign to Agent any such contract or subcontract to which a Credit Party is a party, or cause Master Tenant to assign to such Credit Party, and then shall assign to Agent, any such contract or subcontract to which Master Tenant is a party.

(c)       In the event Agent determines in its reasonable discretion that any FF&E Cost Items is not being performed in a workmanlike or timely manner or that any FF&E Cost Items has not been completed in a workmanlike or timely manner or any FF&E Cost Items does not comply with brand standards under the Franchise Agreement and such failure continues for more than thirty (30) days after notice from Agent to Borrower, Agent shall have the option (upon five (5) Business Days’ notice to Borrower, except in the case of an emergency) to withhold disbursement for such unsatisfactory FF&E Cost Items and to proceed under existing contracts or, with respect to any Mortgaged Property, to contract with third parties to complete such FF&E Cost Items and to apply the FF&E Funds toward the labor and materials necessary to complete such FF&E Cost Items, without providing any further notice to Borrower and to exercise any and all other remedies available to Agent upon an Event of Default hereunder.

(d)       In order to facilitate Agent’s completion or making of such FF&E Cost Items pursuant to Section 1.1.3(c) above, each Credit Party grants Agent the right, during the existence of an Event of Default or as necessary to respond to emergency conditions, to enter onto any Mortgaged Property and perform any and all work and labor necessary to complete or make such FF&E Cost Items or employ watchmen to protect the Real Estate from damage. All sums so expended by Agent, to the extent not from the FF&E Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Documents. For this purpose each Credit Party constitutes and appoints Agent its true and lawful attorney in fact with full power of substitution to complete or undertake such FF&E Cost Items in the name of each Credit Party. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Each Credit Party empowers said attorney in fact as follows: (i) to use any funds in the FF&E Reserve for the purpose of making or completing such FF&E Cost Items; (ii) to make such additions, changes and corrections to such FF&E Cost Items as shall be necessary or desirable to complete such FF&E Cost Items; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Real Estate, or as may be necessary or desirable for the completion of such FF&E Cost Items, or for clearance of title; (v) to execute all applications and certificates in the name of such Credit Party which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Real Estate or the rehabilitation and repair of the Real Estate; and (vii) to do any and every act which a Credit Party might do in its own behalf to fulfill the terms of this Agreement.

Schedule 1.1 - Page 3

(e)       Nothing in this Section 1.1.3 shall: (i) make Agent responsible for making or completing any FF&E Cost Items; (ii) require Agent to expend funds in addition to the FF&E Funds to make or complete any FF&E Cost Items; (iii) obligate Agent to proceed with any FF&E Cost Items; or (iv) obligate Agent to demand from Borrower additional sums to make or complete any FF&E Cost Items.

(f)       Each Credit Party shall permit, and shall cause Master Tenant to permit, Agent and Agent’s agents and representatives (including Agent’s engineer, architect, or inspector) or third parties making FF&E Cost Items pursuant to this Section 1.1.3 to enter onto any Mortgaged Property during normal business hours (subject to the rights of Tenants under their Leases or Hotel Transactions) to inspect the progress of any FF&E Cost Items and all materials being used in connection therewith, to examine all plans and shop drawings relating to such FF&E Cost Items which are or may be kept at the Real Estate, and to complete any FF&E Cost Items made pursuant to this Section 1.1.3. Each Credit Party shall cause, or shall cause Master Tenant to cause, all contractors and subcontractors to cooperate with Agent or Agent’s representatives or such other persons described above in connection with inspections described in this Section 1.1.3(f) or the completion of FF&E Cost Items pursuant to this Section 1.1.3.

(g)       Agent may require an inspection of any Mortgaged Property at Borrower’s expense prior to making a disbursement in excess of $100,000 from the FF&E Reserve in respect of any completed FF&E Cost Items in in order to verify completion of the FF&E Cost Items for which reimbursement is sought. Agent may require that such inspection be conducted by an appropriate independent qualified professional selected by Agent or may require a copy of a certificate of completion by an independent qualified professional acceptable to Agent prior to the disbursement of any amount in excess of $100,000 from the FF&E Reserve. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Agent or by an independent qualified professional.

(h)       The FF&E Cost Items and all materials, equipment, fixtures, or any other item comprising a part of any FF&E Cost Items shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Agent or otherwise exist in compliance with the Loan Documents).

(i)       Before each disbursement from the FF&E Reserve, Agent may require Borrower to provide Agent with a search of title to the Real Estate effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Real Estate since the date of recordation of the related Security Document and that title to the Real Estate is free and clear of all Liens (other than the lien of the related Security Instrument and any other Liens previously approved in writing by Agent, if any).

Schedule 1.1 - Page 4

(j)        All FF&E Cost Items shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Real Estate and applicable insurance requirements including applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)       In addition to any insurance required under the Loan Documents, Borrower shall to the extent applicable provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular FF&E Cost Items. All such policies shall be in form and amount reasonably satisfactory to Agent. All such policies with respect to any Mortgaged Property which can be endorsed with standard mortgagee clauses making loss payable to Agent or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Agent.

1.1.4.   Failure to Make FF&E Cost Items.

(a)       It shall be an Event of Default under this Agreement if any Credit Party fails to comply with any provision of this Section 1.1 and such failure is not cured within thirty (30) days after notice from Agent; provided, however, if such failure is not capable of being cured within said thirty (30) day period, then provided that Borrower commences, or causes commencement of, action to complete such cure and thereafter diligently proceeds to complete such cure (or causes it to be so completed), such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Master Tenant, in the exercise of due diligence, to cure such failure, but such additional period of time shall not exceed ninety (90) days. Upon the occurrence and during the continuation of such an Event of Default, Agent may use the FF&E Funds (or any portion thereof) for any purpose, including completion of the FF&E Cost Items as provided in Section 1.1.3, or for any other repair or replacement to the Real Estate or toward payment of the Obligations in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and apply the FF&E Funds shall be in addition to all other rights and remedies provided to Agent under this Agreement and the other Loan Documents.

(b)       Nothing in this Agreement shall obligate Agent to apply all or any portion of the FF&E Funds on account of an Event of Default to payment of the Obligations or in any specific order or priority.

1.1.5.   Balance in the FF&E Reserve. The insufficiency of any balance in the FF&E Reserve shall not relieve any Credit Party from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

PIP Reserve.

1.1.6.   PIP Reserve Fund. Amounts deposited pursuant to Section 7.18((c)(v) of the Term Loan Agreement are referred to herein as the “PIP Reserve Fund” and the account in which such amounts are held by Agent shall hereinafter be referred to as the “PIP Reserve Account.”

Schedule 1.1 - Page 5

1.1.7. Disbursements from the PIP Reserve Account. Agent shall disburse PIP Reserve Funds only for PIP Requirements or upon completion of PIP Requirements. Provided no Event of Default as a result of which the Obligations have been accelerated has occurred and is continuing, Agent shall disburse PIP Reserve Funds to the applicable Credit Party (for itself or on behalf of a Subsidiary) or Master Tenant, as the case may be, within fifteen (15) Business Days after the delivery by such Credit Party or Master Tenant to Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount of the PIP Reserve Funds is less than $10,000, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Agent): (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are PIP Requirements, (B) stating that all PIP Requirements at the Real Estate to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the PIP Requirements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or to pay vendors’ required deposits or installment payments as provided under the terms of the contract relating to Borrower’s or a Subsidiary’s purchase of such PIP Requirements (and certifying that such deposit is due and payable), or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the PIP Requirements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements for PIP Requirements have been used to pay the previously identified PIP Requirements, (ii) as to any completed PIP Requirements, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with such PIP Requirement and not previously delivered to Agent, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment or entitlement to payment satisfactory to Agent, (iv) at Agent’s option, if the cost of the PIP Requirements to be funded exceeds $50,000, a title search for the Real Estate indicating that the Real Estate is free from all Liens, claims and other encumbrances not previously approved by Agent, (v) intentionally omitted, and (vi) such other evidence as Agent shall reasonably request to demonstrate that the PIP Requirements to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower or Master Tenant, as the case may be.

Schedule 1.1 - Page 6

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road NE, Suite 1550 Atlanta, Georgia 30328 Attention: Jennifer L. Power, Vice President Telephone: 770 510 2101 LIBOR Lending Office: Same as Above	$70,000,000.00	100%

 Schedule 1.1 – Page 1

SCHEDULE 1.1-B

DISTRIBUTION INTEREST PLEDGE COLLATERAL

None

 Schedule 1.1 – Page 1

SCHEDULE 1.1-C

OWNERSHIP INTEREST PLEDGE COLLATERAL

Pledgor	Issuer	Pledgor Ownership Interest in Issuer	% of Ownership Pledged
Moody National Operating Partnership II, LP	Moody National Lancaster-Frazer Holding, LLC, a Delaware limited liability company	100%	45%
Moody National Operating Partnership II, LP	Moody National Wood-Hou Holding, LLC, a Delaware limited liability company	100%	45%
Moody National Operating Partnership II, LP	Moody National Governors-Austin Holding, LLC, a Delaware limited liability company	100%	45%
Moody National Operating Partnership II, LP	Moody National Lancaster-Austin Holding, LLC, a Delaware limited liability company	100%	45%
Moody National Operating Partnership II, LP	Moody National Broadway-Nashville Holding, LLC, a Delaware limited liability company	100%	45%
Moody National Operating Partnership II, LP	Moody National Research-Austin Holding, LLC, a Delaware limited liability company	100%	45%
Moody National Operating Partnership II, LP	Moody National HP N-Charles Holding, LLC, a Delaware limited liability company	100%	49%
Moody National Operating Partnership II, LP	Moody National Katy EC-Houston Holding, LLC, a Delaware limited liability company	100%	49%
Moody National Operating Partnership II, LP	Moody National Yale-Seattle Holding, LLC, a Delaware limited liability company	100%	45%

 Schedule 1.1 - Page 2

SCHEDULE 1.2

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of Borrower or a Subsidiary Guarantor to be included in the Collateral, each of the following, each in the each in the form reasonably satisfactory to Agent:

(a)          Description of Property. A narrative description of the Real Estate and the improvements thereon.

(b)         Security Documents. Such Security Documents relating to such Real Estate as the Agent shall in good faith require, duly executed and delivered by the respective parties thereto.

(c)          Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent and qualified to practice in the State in which such Real Estate is located, addressed to the Lenders and the Agent covering the enforceability of such Security Documents and such other matters as the Agent shall reasonably request.

(d)          Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in such Real Estate and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

(e)          Survey and Taxes. The Survey of such Real Estate, including a flood zone determination, together with the Surveyor Certification and evidence of payment of all real estate taxes, assessments and municipal charges on such Real Estate which on the date of determination are required to have been paid under §7.8.

(f)           Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy and a copy of any applicable vesting deed or ground lease.

(g)          UCC Certification. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of Borrower or such Subsidiary Guarantor that are or are intended to be subject to the security interest, security title, assignments, pledges and mortgage liens created by the Security Documents relating to such Real Estate except to the extent that the same are (i) discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Collateral, or (ii) approved by Agent in its sole discretion.

 Schedule 1.2 – Page 1

(h)          Management Agreement. A true copy of the Management Agreement, if any, relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent.

(i)           Leases. True copies of the Hotel Leases, and any other leases, relating to such Real Estate, in form and substance reasonably satisfactory to the Agent.

(j)           Subordination Agreements. A Subordination, Attornment and Non-Disturbance Agreement from tenants of such Real Estate, other than the Master Tenant, if any, as required by the Agent and in the form previously agreed to by Agent.

(k)          Estoppel Certificates. Estoppel certificates from tenants of such Real Estate as required by Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of such Real Estate in the Collateral, each such estoppel certificate to be in form and substance reasonably satisfactory to the Agent.

(l)           Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by Borrower or such Subsidiary Guarantor on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from Borrower or such Subsidiary Guarantor, its insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(m)         Property Condition Report. If applicable, a property condition report (including any seismic probable maximum loss assessment) from a firm of professional engineers or architects selected by Borrower and reasonably acceptable to Agent (the “Inspector”) satisfactory in form and content to the Agent, dated not more than one hundred eighty (180) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Agent may reasonably require.

(n)          Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Agent in its sole discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion.

(o)          Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may reasonably request.

(p)         Certificate of Occupancy. A copy of the certificate(s) of occupancy issued to Borrower or any Subsidiary Guarantor for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and evidence satisfactory to the Agent that any previously issued certificate(s) of occupancy is not required to be reissued to Borrower or any Subsidiary Guarantor), or a legal opinion or certificate from the appropriate authority reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof.

 Schedule 1.2 - Page 2

(q)          Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent as provided in §5.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral.

(r)           Budget. An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Agent and together with a twelve (12) month cash flow projection. .

(s)          Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(d) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, to the extent available.

(t)          Environmental Disclosure. Such evidence regarding compliance with §6.20 as Agent may reasonably require.

(u)         Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

 Schedule 1.2 - Page 3

SCHEDULE 6.3

LIST OF ALL ENCUMBRANCES ON ASSETS

None

 Schedule 6.3 – Page 1

SCHEDULE 6.7

SCHEDULE OF CURRENT LITIGATION

None

 Schedule 6.7 – Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

None

 Schedule 6.15 – Page 1

SCHEDULE 6.20

ENVIRONMENTAL MATTERS

None

 Schedule 6.20 – Page 1

SCHEDULE 6.22

LEASES AND HOTEL LEASES

None

 Schedule 6.22 – Page 1

SCHEDULE 6.24

MATERIAL AGREEMENTS

None

 Schedule 6.25 – Page 1

SCHEDULE 6.32

SUBSIDIARIES

MOODY NATIONAL REIT II, INC. ORGANIZATIONAL CHART

 Schedule 6.32 – Page 1

 Schedule 6.32 – Page 2

 Schedule 6.32 – Page 3

SCHEDULE PIP

PROPERTY IMPROVEMENT PLANS

1.          Attachment One to Exhibit C to Residence Inn by Marriott Relicensing Franchise Agreement between Marriott International, Inc. and Moody National RI Grapevine MT, LLC (re: 2020 State Highway 26, Grapevine, TX 76051).

2.          Attachment One to Exhibit C to Courtyard by Marriott Relicensing Franchise Agreement between Marriott International, Inc. and Moody National CY Lyndhurst MT, LLC (re: 1 Polito Avenue, Lyndhurst, NJ 07071).

2121849.15

 Schedule 6.32 – Page 1